                                                                   Exhibit 10.12

                      Standard Form of Agreements Between
                           Owner and Design/Builder

                    AIA Document A191 -- Electronic Format

--------------------------------------------------------------------------------

THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES: CONSULTATION WITH AN ATTORNEY IS ENCOURAGED WITH RESPECT TO ITS COMPLETION OR MODIFICATION. AUTHENTICATION OF THIS ELECTRONICALLY DRAFTED AIA DOCUMENT MAY BE MADE BY USING AIA DOCUMENT D401.

Copyright 1985, (C)1996 The American Institute of Architects, 1733 New York Avenue, NW, Washington, DC 20006-5292. Reproduction of the material herein or substantial quotation of its provisions without the written permission of the AIA violates the copyright laws of the United States and will subject the violator to legal prosecution.

--------------------------------------------------------------------------------

                                 1996 EDITION

                               TABLE OF ARTICLES

                               PART 1 AGREEMENT

1.  Design/Builder                                     6.  Dispute Resolution - Mediation and Arbitration

2.  Owner                                              7.  Miscellaneous Provisions

3.  Ownership and Use of Documents and                 8.  Termination of the Agreement
    Electronic data
                                                       9.  Basis of Compensation
4.  Time
                                                       10.  Other Conditions and Services
5.  Payments

                                PART 2 AGREEMENT
1.  General Provisions                                 8.  Changes in the Work

2.  Owner                                              9.  Correction of Work

3.  Design/Builder                                     10.  Dispute Resolution - Mediation and Arbitration

4.  Time                                               11.  Miscellaneous Provisions

5.  Payments                                           12.  Termination of the Agreement

6.  Protection of Persons and Property                 13.  Basis of Compensation

7.  Insurance and Bonds                                14.  Other Conditions and Services


--------------------------------------------------------------------------------

                      Standard Form of Agreements Between
                           Owner and Design/Builder

                    AIA Document A191 -- Electronic Format

This document comprises two separate Agreements: Part 1 Agreement and Part 2 Agreement. Before executing the Part 1 Agreement, the parties should reach substantial agreement on the Part 2 Agreement. To the extent referenced in these Agreements, subordinate parallel agreements to A191 consist of AIA Document A491, Standard Form of Agreements Between Design/Builder and Contractor, and AIA Document B901, Standard Form of Agreements Between Design/Builder and Architect.

                               PART 1 AGREEMENT

                                 1996 EDITION


--------------------------------------------------------------------------------

AGREEMENT

made as of the 11th day of August in the year of nineteen hundred ninety nine
               ----                              ----------------------------
(1999)
------
(In words, indicate day, month and year.)

BETWEEN the Owner:
(Name and address)
MediChem Research, Inc., an Illinois corporation
-------------------------------------------------
12305 South New Avenue
----------------------
Lemont, Illinois 60439
----------------------

and the Design/Builder:
(Name and address)
Walsh Construction Company of Illinois, an Illinois corporation
---------------------------------------------------------------
929 West Adams Street
---------------------
Chicago, Illinois 60607
-----------------------

For the following Project:
(Include Project name, location and a summary description)
MediChem New Corporate Center and Research and Development Facility on
----------------------------------------------------------------------
approximately 14.2 acres ("Project Parcel") situated in the International
-------------------------------------------------------------------------
Centre, Woodridge, Illinois.
----------------------------

The architectural services described in Article I will be provided by Solomon,
                                                                      --------
Cordwell Buenz & Associates Inc. who is lawfully licensed to practice
--------------------------------
architecture in Illinois, pursuant to a contract with the Design/Builder dated
             -----------------------------------
August 11, 1999.

Normal structural, mechanical and electrical engineering services will be provided by the following consultants licensed to practice in Illinois pursuant
         ---------------------------- -----------------------------------------
to separate contracts with the Design/Builder:
---------------------------------------------
Space                           Civil Engineer
----------------------------------------------
Welsh Engineering               Structural Engineer
---------------------------------------------------
McGuire Engineering             Mechanical/Electrical/Fire Protection Engineers
-------------------------------------------------------------------------------
Allan Kracower Associates Inc.  Landscape Architect
---------------------------------------------------

The Owner and the Design/Builder agree as set forth below.

                                   RECITALS

1. The Design/Builder has represented to the Owner that it is an expert in the construction of research and office facilities and will contract with consultants who are expert in the design and engineering of research and office facilities. The Design/Builder acknowledges that Owner, in entering into the Agreement is seeking to consolidate the responsibility for the design, engineering and construction of the Corporate Center and Research and Development Facility in the Design/Builder.

--------------------------------------------------------------------------------

                   TERMS AND CONDITIONS -- PART I AGREEMENT

--------------------------------------------------------------------------------

                                   ARTICLE 1
                                DESIGN/BUILDER


1.1    SERVICES

1.1.1 Preliminary design, budget, and schedule comprise the services required to accomplish the preparation and submission of the Design/Builder's Proposal as well as the preparation and submission of any modifications to the Proposal prior to execution of the Part 2 Agreement.

1.2    RESPONSIBILITIES

1.2.1 Design services required by this Part 1 Agreement shall be performed by qualified architects and other design professionals. The contractual obligations of such professional persons or entities are undertaken and performed in the interest of the Design/Builder.

1.2.2 The agreements between the Design/Builder and the persons or entities identified in this Part 1 Agreement, and any subsequent modifications, shall be in writing. These agreements, including financial arrangements with respect to this Project, shall be promptly and fully disclosed to the Owner upon request.

1.2.3 Construction budgets shall be prepared by qualified professionals, cost estimators or contractors retained by and acting in the interest of the Design/Builder.

1.2.4 The Design/Builder shall be responsible to the Owner for acts and omissions of the Design/Builder's Design employees, subcontractors and their agents and employees, persons, including the Architect and other design professionals, performing any portion of the Design/Builder's obligations under this Part 1 Agreement.

1.2.5 If the Design/Builder believes or is advised by the Architect or by another design professional retained to provide services on the Project that implementation of any instruction received from the Owner would cause a violation of any applicable law, the Design/Builder shall notify the Owner in writing. The Design/Builder shall not be obligated to perform any act which it
         ---                      ---
believes will violate any applicable law.

1.2.6 Nothing contained in this Part 1 Agreement shall create a contractual relationship between the Owner and any person or entity other than the Design/Builder.

1.3    BASIC SERVICES

1.3.1 The Design/Builder shall provide a preliminary evaluation of the Owner's program and project budget requirements, each in terms of the other.

1.3.2 The Design/Builder shall visit the site, become familiar with the local conditions, and correlate observable conditions with the requirements of the Owner's program, schedule, and budget.

1.3.3 The Design/Builder shall review laws applicable to design and construction of the Project correlate such laws with the Owner's program requirements; and advise the Owner if any program requirement may cause a violation of such laws. Necessary changes to the Owner's program shall be accomplished by appropriate written modification or disclosed as described in Paragraph 1.3.5.

1.3.4 The Design/Builder shall review with the Owner alternative approaches to design and construction of the Project.

1.3.5 The Design/Builder shall submit to the Owner a Proposal, including the completed Schematic Design Documents, a statement of the proposed contract sum,
          ---------
and proposed schedule for completion of the Project.  Schematic Design Documents
                                                      ---------
shall consist of preliminary design drawings, outline specifications or other documents sufficient to establish the size, quality and character of the entire Project, its architectural, structural, mechanical and electrical systems, and the materials and such other elements of the Project as may be appropriate. Deviations from the Owner's program shall be disclosed in the Proposal. If the Proposal is accepted by the Owner, the parties shall then execute the Part 2 Agreement. A modification to the Proposal before execution of the Part 2 Agreement shall be recorded in writing as an addendum and shall be identified in the Contract Documents of the Part 2 Agreement.

1.4    ADDITIONAL SERVICES

1.4.1 The Additional Services described under this Paragraph 1.4 shall be provided by the Design/Builder and paid for by the Owner if authorized or confirmed in writing by the Owner.

1.4.2 Making revisions in the Preliminary Design Documents, budget or other documents when such revisions are:

       .1 inconsistent with approvals or instructions previously given by the Owner, including revisions made necessary by adjustments in the Owner's program or Project budget;

       .2 required by the enactment or revision of codes, laws or regulations subsequent to the preparation of such documents; or

       .3 due to changes required as a result of the Owner's failure to render decisions in a timely manner.

1.4.3 Providing more extensive programmatic criteria than that furnished by the Owner as described in Paragraph 2.1. When authorized, the Design/Builder shall provide professional services to assist the Owner in the preparation of the program. Programming services may consist of:

       .1 consulting with the Owner and other persons or entities not designated in this Part 1 Agreement to define the program requirements of the Project and to review the understanding of such requirements with the Owner;

       .2 documentation of the applicable requirements necessary for the various Project functions or operations;

       .3 providing, a review and analysis of the functional and organizational relationships, requirements, and objectives for the Project;

       .4 setting forth a written program of requirements for the Owner's approval which summarizes the Owner's objectives, schedule, constraints, and criteria.

1.4.4  Providing financial feasibility or other special studies.

1.4.5 Providing planning surveys, site evaluations, or comparative studies of prospective sites.

1.4.6 Providing special surveys, environmental studies, and submissions required for approvals of governmental authorities or others having jurisdiction over the Project.

1.4.7  Providing services relative to future facilities, systems, and equipment.

1.4.8 Providing services at the Owner's specific request to perform detailed investigations of existing conditions or facilities or to make measured drawings thereof.

1.4.9 Providing services at the Owner's specific request to verify the accuracy of drawings or other information furnished by the Owner.

1.4.10 Coordinating services in connection with the work of separate persons or entities retained by the Owner subsequent to the execution of this Part 1 Agreement.

1.4.11 Providing analyses of owning and operating costs.

1.4.12 Providing interior design and other similar services required for or in connection with the selection, procurement or installation of furniture, furnishings, and related equipment.

1.4.13 Providing services for planning tenant or rental spaces.

1.4.14 Making investigations, inventories of materials or equipment, or valuations and detailed appraisals of existing facilities.

                                   ARTICLE 2
                                     OWNER

2.1    RESPONSIBILITIES

2.1.1 The Owner shall provide full information in a timely manner regarding requirements for the Project, including a written program which shall set forth the Owner 's objectives, schedule, constraints and criteria.

2.1.2 The Owner shall establish and update an overall budget for the Project, including reasonable contingencies. This budget shall not constitute the contract sum.

2.1.3 The Owner shall designate a representative authorized to act on the Owner's behalf with respect to the Project. The Owner or such authorized representative shall render decisions in a timely manner pertaining to documents submitted by the Design/Builder in order to avoid unreasonable delay in the orderly and sequential progress of the Design/Builder's services. The Owner may obtain independent review of the documents by a separate architect, engineer, contractor, or cost estimator under contract to or employed by the Owner. Such independent review shall be undertaken at the Owner's expense in a timely manner and shall not have the orderly progress of the Design/Builder's services.

2.1.4 The Owner shall furnish surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a written legal description of the site. The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements, and adjoining property and structures; adjacent drainage; rights-of-way, restrictions, easements, encroachments, zoning deed restrictions, boundaries and contours of the site; locations, dimensions and necessary data pertaining to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. All the information on the survey shall be referenced to a Project bench-mark.

2.1.5 The Owner shall furnish the services of geotechnical engineers when such services are stipulated in this Part 1 Agreement, or deemed reasonably necessary by the Design/Builder. Such services may include but are not limited to test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, ground corrosion and resistivity tests, and necessary operations for anticipating, subsoil conditions. The services of geotechnical engineer(s) or other consultants shall include preparation and submission of all appropriate reports and professional recommendations.

2.1.6 The Owner shall disclose, to the extent known to the owner, the results and reports of prior tests, inspections or investigations conducted for the Project involving: structural or mechanical systems; chemical, air and water pollution hazardous materials; or other environmental and subsurface conditions. The Owner shall disclose all information known to the Owner regarding the presence of pollutants at the Project's site.

2.1.7 The Owner shall furnish all legal, accounting and insurance counseling services as may be necessary at any time for the Project, including such auditing services as the Owner may require to verify the Design Builder's Applications for Payment.

2.1.8 The Owner shall promptly obtain easements, zoning variances, and legal authorizations regarding site utilization where essential to the execution of the Owner's program.

2.1.9   Those services, information. surveys, and reports required by Paragraphs
2.1.4 through 2.1.8 which are within the Owner's control shall be furnished at the Owner's expense, and the Design/Builder shall be entitled to rely upon the accuracy and completeness thereof, except to the extent the Owner advises the Design/Builder to the contrary in writing.

2.1.10 If the Owner requires the Design/Builder to maintain any special insurance coverage, policy, amendment, or rider, above and beyond that required
                                                 ------------------------------
by the Contract Documents, the Owner shall pay the additional cost thereof,
-------------------------
except as otherwise stipulated in this Part 1 Agreement.

2.1.11 The Owner shall communicate with persons or entities employed or retained by the Design/Builder through the Design/Builder, unless otherwise directed by the Design/Builder.

                                   ARTICLE 3
                        OWNERSHIP AND USE OF DOCUMENTS
                              AND ELECTRONIC DATA

3.1 Drawings, specifications, and other documents and electronic data furnished by the Design/Builder are instruments of service. The Design/Builder's Architect and other providers of professional services shall retain all common law, statutory and other reserved rights including copyright in those instruments of service furnished by them. Drawings, specifications, and other documents and electronic data are furnished for use solely with respect to this
Part 1 Agreement. The Owner shall be permitted to retain copies, including reproducible copies, of the drawings, specifications, and other documents and electronic data furnished by the Design/Builder for information and reference in connection with the Project except as provided in Paragraphs 3.2 and 3.3.

3.2 If the Part 2 Agreement is not executed, the Owner shall not use the drawings, specifications, and other documents and electronic data furnished by the Design/Builder without the written permission of the Design/Builder. Drawings, specifications, and other documents and electronic data shall not be used by the Owner or others on other projects, for additions to this Project or for completion of this Project by others, except by agreement in writing and with appropriate compensation to the Design/Builder, unless the Design/Builder is adjudged to be in default under this Part 1 Agreement or under any other subsequently executed agreement, or by agreement in writing.

3.3 If the Design/Builder defaults in the Design/Builder's obligations to the Owner, the Architect shall grant a license to the Owner to use the drawings, specifications, and other documents and electronic data furnished by the Architect to the Design/Builder for the completion of the Project, conditioned upon the Owner's execution of an agreement to cure the Design/Builder's default in payment to the Architect for services previously performed and to indemnify the Architect with regard to claims arising from such reuse without the Architect's professional involvement.

3.4 Submission or distribution of the Design/Builder's documents to meet official regulatory requirements or for similar purposes in connection with the Project is not to be construed as publication in derogation of the rights reserved in Paragraph 3.1.

                                   ARTICLE 4
                                     TIME

4.1 Upon the request of the Owner, the Design/Builder shall prepare a schedule for the performance of the Basic and Additional Services which shall not exceed the time limits contained in Paragraph 10.1 and shall include allowances for periods of time required for the Owner's review and for approval of submissions by authorities having jurisdiction over the Project.

4.2 If the Design/Builder is delayed in the performance of services under this Part 1 Agreement through no fault of the Design/Builder, any applicable schedule shall be equitably adjusted.

                                   ARTICLE 5
                                   PAYMENTS

5.1 The initial payment provided in Article 9 shall be made upon execution of this Part 1 Agreement and credited to the Owner's account as provided in Subparagraph 9.1.2.

5.2 Subsequent payments for Basic Services, Additional Services and Reimbursable Expenses provided for in this Part 1 Agreement shall be made monthly on the basis set forth in Article 9.

5.3 Within ten (10) days of the Owner's receipt of a properly submitted and correct Application for Payment, the Owner shall make payment to the Design/Builder.

5.4 Payments due the Design/Builder under this Part 1 Agreement which are not paid when due shall bear interest from the date due at the rate specified in Paragraph 9.5, or in the absence of a specified rate, at the legal rate prevailing where the Project is located.

                                   ARTICLE 6
                        DISPUTE RESOLUTION -- MEDIATION
                                AND ARBITRATION

6.1    Claims, disputes or other matters in question between the parties to this
Part 1 Agreement arising out of or relating to this Part 1 Agreement or breach thereof shall be subject to and decided by mediation or arbitration. Such mediation or arbitration shall be conducted in accordance with the Construction Industry Mediation or Arbitration Rules of the American Arbitration Association currently in effect.

6.2 In addition to and prior to arbitration, the parties shall endeavor to settle disputes by mediation. Demand for mediation shall be filed in writing with the other party to this Part 1 Agreement and with the American Arbitration Association. A demand for mediation shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for mediation be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of repose or limitations.

6.3 Demand for arbitration shall be filed in writing with the other party to this Part 1 Agreement and with the American Arbitration Association. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of repose or limitations.

6.4 An arbitration pursuant to this Paragraph may be joined with an arbitration involving common issues of law or fact between the Design/Builder and any person or entity with whom the Design/Builder has a contractual obligation to arbitrate disputes. No other arbitration arising out of or relating to this Part 1 Agreement shall include, by consolidation, joinder or in any other manner, an additional person or entity not a party to this Part 1 Agreement or not a party to an agreement with the Design/Builder, except by written consent containing a specific reference to this Part 1 Agreement signed by the Owner, the Design/Builder and all other persons or entities sought to be joined. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of any claim, dispute or other matter in question not described in the written consent or with a person or entity not named or described therein. The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by the parties to this Part 1 Agreement shall be specifically enforceable in accordance with applicable law in any court having jurisdiction thereof.

6.5 The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

                                   ARTICLE 7
                           MISCELLANEOUS PROVISIONS

7.1 Unless otherwise provided, this Part 1 Agreement shall be achieved by the law of the place where the Project is located.

7.2 The Owner and the Design/Builder, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Part 1 Agreement and to the partners, successors and assigns of such other party with respect to all covenants of this Part 1 Agreement. Neither the Owner nor the Design/Builder shall assign this Part 1 Agreement without the written consent of the other.

7.3 Unless otherwise provided, neither the design for nor the cost of remediation of hazardous materials shall be the responsibility of the Design/Builder.

7.4 This Part 1 Agreement represents the entire and integrated agreement between the Owner and the Design/Builder and supersedes all prior negotiations, representations or agreements, either written or oral. This Part 1 Agreement may be amended only by written instrument signed by both the Owner and the Design/Builder.

7.5 Prior to the termination of the services of the Architect or any other design professional designated in this Part 1 Agreement, the Design/Builder shall identify, to the Owner in writing another architect or design professional with respect to whom the Owner has no reasonable objection, who will provide the services originally to have been provided by the Architect or other design professional whose services are being terminated.

                                   ARTICLE 8
                         TERMINATION OF THE AGREEMENT

8.1 This Part 1 Agreement may be terminated by either party upon seven (7) days' written notice should the other party fail to perform substantially in accordance with its terms through no fault of the party initiating the termination.

8.2 This Part 1 Agreement may be terminated by the Owner without cause upon at least seven (7) days' written notice to the Design/Builder.

8.3 In the event of termination not the fault of the Design/Builder, the Design/Builder shall be compensated for services performed to the termination date, together with Reimbursable Expenses.

                                   ARTICLE 9
                             BASIS OF COMPENSATION

The Owner shall compensate the Design/Builder in accordance with Article 5, Payments, and the other provisions of this Part 1 Agreement as described below.

9.1  COMPENSATION FOR BASIC SERVICES.  The compensation for all services of the
                                       ----------------------------------------
Design/Builder under Part 1 of this Agreement are included in the compensation
------------------------------------------------------------------------------
to be paid the Design/Builder included under Part 2 of this Agreement.
----------------------------------------------------------------------

(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner's and Design/Builder's principal places of business, at the location of the Project and elsewhere may affect the validity of this provision. Specific legal advice should he obtained with respect to deletion, modification or other requirements, such as written disclosures or waivers.)





                                  ARTICLE 10
                         OTHER CONDITIONS AND SERVICES





Notwithstanding anything to the contrary contained herein, the Owner and the
----------------------------------------------------------------------------
Design/Builder agree that as of September 15, 1999, the Owner accepted the
--------------------------------------------------------------------------
Design/Builder's Proposal and the Design/Builder was authorized to proceed with
-------------------------------------------------------------------------------
Part 2 of this Agreement.  The Proposal is dated September 1, 1999 and a copy is
--------------------------------------------------------------------------------
attached to Part 2 as Exhibit E.
--------------------------------

This Agreement entered into as of the day and year first written above.



OWNER:                                  DESIGN/BUILDER:

Medichem Research, Inc., an             Walsh Construction Company of Illinois,
Illinois corporation                    an Illinois corporation



By:__________________________           By:__________________________________
   MICHAEL T. FLAVIN, President            DANIEL WALSH, President

   ADDENDUM attached to and made a part of the Standard Form of Agreement
    Between Owner and Design/Builder, Part 1, dated as of August 11, 2000, between MediChem Research, Inc., an Illinois corporation, Owner, and Walsh
               Construction Company of Illinois, Inc., an Illinois corporation, Design/Builder

1.  1.1.1.  Paragraph 1.1.1 is deleted in its entirety and the following is substituted in lieu thereof:

    "1.1.1 Services required to accomplish the preparation and submission of the Design Builder Proposal as well as the preparation and submission of any modifications to the Proposal prior to execution of the Part 2 Agreement."

2. Paragraph 1.2.1 is deleted in its entirety and the following is substituted in lieu thereof:

    "1.2.1 Design services, consisting of architectural and engineering services, required by this Part 1 Agreement shall be performed by qualified and licensed architects and engineers under agreements between such architects and engineers and the Design/Builder. Construction services required by this Part 1 Agreement shall be performed by qualified employees of the Design/Builder and its subcontractors.

3. Paragraph 1.2.2 is deleted in its entirety and the following is substituted in lieu thereof

    "1.2.2 Nothing contained in the Design/Build Contract Documents shall create a contractual relationship between the Owner and any third party; however, it is understood and agreed that the Owner is an intended third-party beneficiary of all contracts, if any, for design or engineering services, all subcontracts, purchase orders and other agreements between the Design/Builder and third parties. The Design/Builder shall incorporate the obligations of this contract into its respective subcontracts, supply agreements and purchase orders."

4. Paragraph 1.2.4 is amended by deleting the words ", including the Architect and other design professionals," in the fourth and fifth lines.

5. Paragraph 1.2.5 is amended by deleting the words "by the Architect or" in the second line.

6.  Paragraph 1.4 is amended by deleting same in its entirety.

7. Paragraph 2.1.4 is amended by deleting same in its entirety and the following is substituted in lieu thereof:

          "2.1.4 The Owner shall cause to be furnished Design/Builder an ALTA survey of the Project Parcel."

8.  Paragraph 2.1.5 is amended by adding the following:

    "Notwithstanding anything to the contrary contained herein, the Design/Builder represents that it has inspected in detail the Project Parcel and has become familiar with all the physical and local conditions affecting the Project Parcel. Any information provided by the Owner to the Design/Builder, relating to existing conditions on, under, or to the Project and/or Project Parcel including but not limited to information pertaining to subsurface exploration and conditions, borings, test pits, tunnels and other conditions affecting the Project Parcel ("Assumed Existing Conditions"), is provided only for the convenience of the Design/Builder. The Owner assumes no responsibility whatsoever with respect to the sufficiency or accuracy of such information and there is no guarantee either express or implied that the conditions indicated or otherwise found by the Design/Builder as a result of any examination or exploration, are representative of those existing throughout the Project Parcel, or that unanticipated developments may not occur. The Owner shall be responsible and shall be obligated to provide any additional compensation to the Design/Builder for any increase in cost resulting from such existing conditions turning out to be different than the Assumed Existing Conditions."

9.  Paragraph 2.1.6 is amended by deleting after "involving" in the third line:
    "structural or mechanical systems; chemical, air and water pollution;" and adding at the end of 2.16 the following: "as Owner, has assisted Design/Builder in defining the business use, programming, product storage, etc. and without assuming any responsibility for designee engineering of the Project as such, shall continue to assist Design/Builder and disclose information to Design/Builder regarding such matters."

10. Paragraph 2.1.10 is amended by deleting "special" in the second line.

11. Paragraphs 3.1, 3.2, 3.3 and 3.4 are deleted in their entirety and the following is substituted in lieu thereof:

    "3.1 The copies or other intangible embodiments of all design materials, whether or not such materials are subject to intellectual property protection, including but not limited to documents, shop drawings, computer programs and electronic information developed for the Project or if such programs are not the property of the Design/Builder, its employees, the results of the use thereof by the Design/Builder, its employees or its design services subcontractors, data, plans, drawings, sketches, illustrations, specifications, descriptions, models, the Design Development Documents and the Construction Documents, and any other documents developed, prepared, furnished, delivered as required to be delivered by the Design/Builder or its employees to the Owner under this Part 1 Agreement and the Part 2 Agreement (collectively, "Design Materials") shall be and remain the property of the Owner whether or not the Project is commenced or completed, provided, however, that the Owner makes payment for such Design Materials in accordance with the Part 1 Agreement and the Part 2 Agreement. The intellectual property rights, if any, to the contents and concepts embodied in the Design Materials shall belong to the Design/Builder. As to those Design Materials subject to any form of intellectual property protection, the Design/Builder hereby grants or will cause to be granted to the Owner as of the date such Design Materials are delivered or required to be delivered to the Owner, a worldwide, paid-up, non-exclusive, non-transferable license for the term of the intellectual property protection, for the Owner to use, reproduce and have reproduced, display and allow others to display and to publish and allow others, subject to the restrictions contained herein, to display and publish, in any manner, at any time and as often as it desires, with or without compensation, such Design Materials without further compensation to the Design/Builder or any third party subject to the following restrictions:

           (a) All copyright and other intellectual proprietary rights in or relating to any of the Design Materials, shall remain the property of the Design/Builder whether or not the Project is constructed. It is understood and agreed that, except as hereinafter provided, the Design/Builder shall have the right to use any detail, part, concept or system shown on, specified in, or inferable from such Design Materials on any other project and to retain copies thereof for the Design/Builder's, its employees or design services subcontractor's future use;

           (b) the Owner shall not, without the consent of the Design/Builder use such Design Materials in whole or in part for the construction of any other project. If, however, the Owner agrees to indemnify the owner of the intellectual property rights against liability arising from the misuse or incorrect use of such Design Materials by the Owner, the Owner shall be entitled to, at no additional cost to the Owner, use such Design Materials for additions, improvements, changes or alterations to the Project after the completion thereof. If the Design/Builder is in default under this Part 1 Agreement and the Part 1 Agreement is terminated by reason thereof, the Owner shall be entitled to use the Design Materials for the completion of the Project by others without additional compensation, and the Owner shall, at the Owner's option, either agree to indemnify or cause the person or persons or entity with whom the Owner contracts for completion of the Project to indemnify the Design/Builder against liability arising out of such use;

           (c) Any reproduction of the Design Materials or part thereof be faithful and accurate to the original and of good quality;

           (d) The Owner shall not remove or alter, and shall reproduce and display on all copies made by the Owner, the copyright notice and other proprietary legends appearing on such Design Materials when delivered to the Owner. The restrictions set forth in (c) and (a) above shall be imposed by the Owner on any third party to whom the Owner allows to display or publish the Design Materials.

         It is understood that the Owner considers the Project's aggregate architectural expression (that is, the overall combination of the Project's visually apparent and non-functional design features) and any distinctive individual features thereof, to be unique and of commercial value, and the Design/Builder agree not to design or build or allow other third parties the use of the Design Materials or to design or build within the Chicago Metropolitan Area another structure having a substantially identical aggregate architectural expression. The Design/Builder shall, however, be free to use the individual features from the Project or combinations of such features in other projects, so long as the Design/Builder complies with the foregoing limitations regarding a structure having a substantially identical aggregate architectural expression."

12.  Paragraph 5.1 is amended by deleting same in its entirety.

13. Paragraph 5.2 is amended by inserting "upon application by Design/Builder not more often than "between "made" and "monthly" in the third line.

14.  Paragraph 5.3 is amended by deleting "ten (10)" and substituting thirty
     (30)" in line one.

15. Paragraph 5.4 is amended by deleting everything after "9.5" in the third line.

16. Article 6, including Paragraph 6.1, 6.2, 6.3, 6.4 and 6.5 is deleted in its entirety.

     "6.1 All claims, disputes and other matters in question between the Design/Builder and the Owner arising out of, or relating to this Agreement, the Project, the Work, the Contract Documents or the breach thereof may, together or separately as the Owner and Design/Builder see fit, be decided by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association then obtaining as modified hereby.

     Any arbitration arising out of or relating to this Agreement, the Project, the Work, the Contract Documents, or the breach thereof may include by consolidation, joinder or in any other manner, any other entities or persons whom the Owner or Design/Builder believes to be substantially involved in a common question of fact or law. In the event that more than one claim, dispute, or other matter in question, shall be in existence at the same time, the Owner and Deign/Builder may decide which of such claims, disputes or other matters in question shall be arbitrated and which shall not be arbitrated. Such decision shall be final and unappealable, and no arbitration shall be authorized to consider, decide, or make any award on any claim or matter which Owner and Design/Builder have determined shall not be arbitrated.

     In the event that the Owner or Design/Builder wishes to request arbitration of any claim, dispute or other matter in question, they shall file a notice of demand for arbitration in writing with the other Party specifically describing the claims, disputes and other matters in question which the Owner or Design/Builder wish to submit to arbitration.

     The Owner and Design/Builder shall have the right, but not the obligation, by so electing in their arbitration demand, to invoke the following method of selection of arbitrators in lieu of that otherwise provided by the American Arbitration Association rules. If the Owner or Design/Builder so elects in its notice of demand for arbitration, the Owner or Design/Builder may appoint one party-appointed arbitrator in its notice of demand for arbitration. If the Owner or Design/Builder does so, the other Party may, within ten (10) days, appoint a second party-appointed arbitrator. These two party-appointed arbitrators shall, within thirty (30) days, or such further time as may be agreed upon between the Owner and the Design/Builder, appoint a third party-appointed arbitrator. If the party-appointed arbitrators fail, to appoint a third arbitrator, the third arbitrator shall be appointed in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association.

     The Owner and Design/Builder may elect to have the discovery rights and procedures provided by the Federal Rules of Civil Procedure to be available and enforceable within the arbitration proceeding.

     Any request or demand for arbitration hereunder shall be made before the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

     This agreement to arbitrate shall be specifically enforceable by the Owner and Design/Builder under the prevailing arbitration law. Any award rendered by arbitrators shall be final and enforceable by any party to the arbitration, and judgment may be rendered upon it in accordance with applicable law in any court having jurisdiction thereof.

     The Design/Builder and Owner mutually agree to arbitrate under the terms and conditions outlined above in this paragraph.

     Unless otherwise agreed in writing, and notwithstanding any other rights or obligations of either of the parties under any Contract Documents or agreements, Design/Builder shall carry on with the performance of its services and duties hereunder during the pendency of any claim, dispute, other matter in question or arbitration or other proceeding to resolve any claim, dispute or other matter in question, and the Owner shall continue to make payments in accordance with the Contract Documents, but the Owner shall be under no obligation to make payments on or against such claims, disputes, or other matters in question, during the pendency of any arbitration or other proceeding to resolve such claims, disputes or other matters in question."

17. Paragraph 7.5 is amended by deleting "of the Architect or" in the second line; "architect or" in the fourth line; and "Architect or" in the seventh line.

18. Paragraph 8.1 is amended by deleting same in its entirety and substituting in lieu thereof, the following:

     "8.1 If the Design/Builder defaults or persistently fails or neglects to perform the provisions of this Part 1, the Owner may give written notice that the Owner intends to terminate Part 1. If the Design/Builder fails to correct the default, failure or neglect within seven (7) days after receipt of such notice, the Owner, without prejudice to any other remedy, may make good such deficiencies and may deduct the cost thereof from any payment due the Design/Builder or, at the Owner's option, may terminate the employment of the Design/Builder and take possession of all of the Design Materials by whatever means the Owner deems expedient.

19. Paragraphs 10.1 and 10.2 are amended by deleting same in their entirety and substituting in lieu thereof, the following:

     "10.1 The Basic Services to be performed by the Design/Builder pursuant to this Part 1 Agreement commenced on or about August 4, 1999 and shall be completed by, September 30, 1999." Owner acknowledges that such Part 1 Basic Services were timely completed.

     "10.2 Design/Builder acknowledges that all of the services rendered by it pursuant to this Part 1 Agreement and resulting in the Design/Builder Proposal are included in its Basic Services under this Part 1 Agreement. Design/Builder shall not make any claims, and hereby waives any right to make any claim, above and beyond the compensation set forth in Part 2 of this Agreement.

20.  The following paragraphs are added to this Part 1 Agreement:

     "10.4 The Design/Builder acknowledges that the Owner, in entering into this Part 1 Agreement, is seeking to consolidate the responsibility for both the design and construction of the Project in the Design/Builder. The Design/Builder has represented to the Owner that the Design/Builder is an expert in the construction of office, research and development facilities and that it will contract with architects and engineers that are experts in the design and engineering of office, research and development facilities. The Owner has made known to the Design/Builder the general parameters of the Project and its performance requirements, and the Design/Builder undertakes to design and build a project which fulfills such requirements."

     "10.5 Included in the Basic Services under this Part 1 Agreement is Design/Builder's written submission to the Owner of a Design/Builder Proposal for the design, engineering and construction for the Project.

     "10.6 The Owner, under separate contracts, intends to purchase equipment and provide for the installation of such equipment by contractors other than the Design/Builder. The Design/Builder acknowledges that included in its Basic Services under this Part 1 Agreement is coordination with such manufacturers and contractors to the extent that the information is made available to the Design/Builder to the end that the Design/Builder designs the Project to meet any requirements, specification or performance standards required by such manufacturers and that the Basic Services pursuant to Part 2 of this Agreement will include construction necessary to allow incorporation of such equipment into the Project and allow same to be operational."

     "10.7 The Owner and the Design/Builder acknowledge that the Project Budget in the Proposal is not intended to be the Design/Builder's Guaranteed Maximum Price for the Project, but is intended to be Design/Builder's estimate, based on quantity take offs and consultation with subcontractors in the major trades. Design/Builder and Owner agree that based on the substantially complete construction documents provided for in Part 2 of this Agreement, the Design/Builder has contemporaneously entered into Part 2 of this Agreement whereby the Design/Builder agrees to provide the design, engineering and construction services for Contract Sum but not to exceed a Guaranteed Maximum Price, as defined in Part 2 of this Agreement for the Project."

     "10.8 The Design/Builder and any Subcontractor of Design/Builder shall purchase and maintain, prior to commencement of the Work and, except as hereinafter provided, final completion of the Work, the insurance coverage provided for in Part 2 of this Agreement.

                      Standard Form of Agreements Between
                           Owner and Design/Builder

                    AIA Document A191 -- Electronic Format

This document comprises two separate Agreements: Part 1 Agreement and Part 2 Agreement. Before executing the Part 1 Agreement, the parties should reach substantial agreement on the Part 2 Agreement. To the extent referenced in these Agreements, subordinate parallel agreements to A191 consist of AIA Document A491, Standard Form of Agreements Between Design/Builder and Contractor, and AIA Document B901, Standard Form of Agreements Between Design/Builder and Architect.


                               PART 2 AGREEMENT

                                 1996 EDITION


________________________________________________________________________________

AGREEMENT

made as of the 15th day of September in the year of nineteen hundred ninety nine
               ----        ---------                ----------------------------
(1999).
------
(In words, indicate day, month and year.)

BETWEEN the Owner:
(Name and address)
MediChem Research, Inc., an Illinois corporation
-------------------------------------------------
12305 South New Avenue
----------------------
Lemont, Illinois 60439
----------------------

and the Design/Builder:
(Name and address)
Walsh Construction Company of Illinois, an Illinois corporation
---------------------------------------------------------------
929 West Adams Street
---------------------
Chicago, Illinois 60607
-----------------------

For the following Project:
(Include Project name, location and a summary description.)
MediChem New Corporate Center and Research and Development Facility on
----------------------------------------------------------------------
approximately 14.2 acres ("Project Parcel") situated in the International
-------------------------------------------------------------------------
Centre, Woodridge, Illinois.
----------------------------

The architectural services described in Article 3 will be provided by Solomon,
                                                                      --------
Cordwell, Buenz & Associates, Inc., who is lawfully licensed to practice
----------------------------------
architecture in Illinois pursuant to a contract with the Design/Builder dated
             ----------------------------------------------------------------
August 11, 1999.
----------------

(Name and address)     (Registration Number)    (Relationship to Design/Builder)


Normal structural, mechanical and electrical engineering services will be provided by the following consultants who are licensed to practice in Illinois,
         ----------------------------------------------------------------------
pursuant to separate contracts with the Design/Builder:
-------------------------------------------------------

Space Co.                       Civil Engineer
----------------------------------------------
Welsh Engineering               Structural Engineer
---------------------------------------------------
McGuire Engineering             Mechanical/Electrical/Fire Protection
---------------------------------------------------------------------
Allan Kracower Associates Inc.  Landscape Architect
---------------------------------------------------

The Owner and the Design/Builder agree as set forth below.

                                   RECITALS

1. The Owner and Design/Builder entered into a Standard Form of Agreement between Owner and Design/Builder, Part 1 Agreement, dated as of September 15, 1999.

2. The Design/Builder has completed the Part 1 services described in its Services Proposal and presented to the Owner its proposal ("Proposal") for the Project.

3. The Owner has, with certain revision and adjustments, accepted the Design/Builder's Project Proposal.

4. The Owner and the Design/Builder are desirous of entering into this Part 2 Agreement and, incorporating to set forth the terms and conditions upon which the Design/Builder shall provide all of architectural and engineering services for the planning, procurement and construction of the Project described in the Proposal, as revised.

5. The Design/Builder has represented to the Owner that it is an expert in construction of office, research and development facilities and that it has contracted separately with architects and engineers who are experts in the design and engineering of office, research and development facilities. The Design/Builder acknowledges that Owner, in entering into the Agreement is seeking to consolidate the responsibility for the design. engineering and construction of the Corporate Center and Research and Development Facility in the Design/Builder.

6. The Owner and the Design/Builder desire that the fee under this Part 2 Agreement shall be equal to five percent (5%) of the Cost of the Work under the Part 2 Agreement, which compensation shall include all compensation to be paid the Design/Builder for Part 1 services and costs. The Contract Sum under Part 2 of the Agreement shall be on the basis of actual cost plus a fee but not to exceed a guaranteed maximum price ("GMP").

7. The design and engineering plans and specifications for the Project Work was done on a "fast track" basis with packages related to early stages of the work being completed first and the balance in the sequence of construction. As of the date of this Part 2 Agreement construction drawings and specifications for all of the Work have been completed and are scheduled in this Part 2 Agreement. The foregoing recitals are incorporated herein and made a part of the Part 2 Agreement.

--------------------------------------------------------------------------------

                    TERMS AND CONDITIONS--PART 2 AGREEMENT

--------------------------------------------------------------------------------

                                   ARTICLE 1
                              GENERAL PROVISIONS


1.1    BASIC DEFINITIONS

1.1.1 The Contract Documents consist of the Part 1 Agreement to the extent not modified by this Part 2 Agreement, this Part 2 Agreement, the Design/Builder's Proposal and written addenda to the Proposal identified in
Article 14, the Construction Documents approved by the Owner in accordance with Subparagraph 3.2.3 and Modifications issued after execution of this Part 2 Agreement. A Modification is a Change Order or a written amendment to this Part 2 Agreement signed by both parties, or a Construction Change Directive issued by the Owner in accordance with Paragraph 8.3.

1.1.2 The term "Work" means the construction and services provided by the Design/Builder to fulfill the Design/Builder's obligations.

1.2    EXECUTION, CORRELATION AND INTENT

1.2.1 It is the intent of the Owner and Design/Builder that the Contract Documents include all items necessary for proper execution and completion of the Work. The Contract Documents are complementary, and what is required by one shall be as binding as if required by all; performance by the Design/Builder shall be required only to the extent consistent with and reasonably inferable from the Contract Documents as being necessary to produce the intended results. Words that have well-known technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.

1.2.2 If the Design/Builder believes or is advised by the Architect or by another design professional retained to provide services on the Project that implementation of any instruction received from the Owner would cause a violation of any applicable law, the Design/Builder shall notify the Owner in writing. Design/Builder shall not be obligated to perform any act which it
                               ---                                       --
believes will violate any applicable law.

1.2.3 Nothing contained in this Part 2 Agreement shall create a contractual relationship between the Owner and any person or entity other than the Design/Builder.

1.3  OWNERSHIP AND USE OF DOCUMENTS

1.3.1 Drawings, specifications, and other documents and electronic data furnished by the Design/Builder are instruments of service. The Design/Builder's Architect and other providers of professional services shall retain all common law, statutory and other reserved rights, including copyright in those instruments of service furnished by them. Drawings, specifications, and other documents and electronic data are furnished for use solely with respect to this Part 2 Agreement. The Owner shall be permitted to retain copies, including reproducible copies, of the drawings, specifications, and other documents and electronic data furnished by the Design/Builder for information and reference in connection with the Project except as provided in Subparagraphs 1.3.2 and 1.3.3.

1.3.2 Drawings, specifications, and other documents and electronic data furnished by the Design/Builder shall not be used by the Owner or others on other projects, for additions to this Project or for completion of this Project by others, except by agreement in writing and with appropriate compensation to the Design/Builder, unless the Design/Builder is adjudged to be in default under this Part 2 Agreement or under any other subsequently executed agreement.

1.3.3 If the Design/Builder defaults in the Design/Builder's obligations to the Owner, the Architect shall grant a license to the Owner to use the drawings, specifications, and other documents and electronic data furnished by the Architect to the Design/Builder for the completion of the Project, conditioned upon the Owner's execution of an agreement to cure the Design/Builder's default in payment to the Architect for services previously performed and to indemnify the Architect with regard to claims arising from such reuse without the Architect's professional involvement.

1.3.4 Submission or distribution of the Design/Builder's documents to meet official regulatory requirements or for similar purposes in connection with the Project is not to be construed as publication in derogation of the rights reserved in Subparagraph 1.3.1.

                                   ARTICLE 2
                                     OWNER

2.1 The Owner shall designate a representative authorized to act on the Owner's behalf with respect to the Project. The Owner or such authorized representative shall examine documents submitted by the Design/Builder and shall render decisions in a timely manner and in accordance with the schedule accepted by the Owner. The Owner may obtain independent review of the Contract Documents by a separate architect, engineer, contractor, or cost estimator under contract to or employed by the Owner. Such independent review shall be undertaken at the Owner's expense in a timely manner and shall not delay the orderly progress of the Work.

2.2 The Owner may appoint an on-site project representative to observe the Work and to have such other responsibilities as the Owner and Design/Builder agree in writing.

2.3 The Owner shall cooperate with the Design/Builder in securing building and other permits, licenses and inspections. The Owner shall not be required to pay the fees for such permits, licenses and inspections unless the cost of such fees is excluded from the Design/Builder's Proposal.

2.4 The Owner shall furnish services of land surveyors, geotechnical engineers, and other consultants for subsoil, air and water conditions, in addition to those provided under the Part 1 Agreement, when such services are deemed necessary by the Design/Builder to properly carry out the design services required by this Part 2 Agreement.

2.5 The Owner shall disclose, to the extent known to the Owner, the results and reports of prior tests, inspections or investigations conducted for the Project involving: structural or mechanical systems; chemical, air and water pollution; hazardous materials; or other environmental and subsurface conditions. The Owner shall disclose all information known to the Owner regarding the presence of pollutants at the Project's site.

2.6 The Owner shall furnish all legal, accounting and insurance counseling services as may be necessary at any time for the Project, including such auditing services as the Owner may require to verify the Design/Builder's Applications for Payment.

2.7    Those services, information, surveys and reports required by Paragraphs
2.4 through 2.6 which are within the Owner's control shall be furnished at the Owner's expense, and the Design/Builder shall be entitled to rely upon the accuracy and completeness thereof, except to the extent the Owner advises the Design/Builder to the contrary in writing.

2.8 If the Owner requires the Design/Builder to maintain any insurance coverage, policy, amendment, or rider, above and beyond that provided for in
                                       -------------------------------------
this Part 2 Agreement, the Owner shall pay the additional cost thereof, except
---------------------
as otherwise stipulated in this Part 2 Agreement.

2.9 If the Owner observes or otherwise becomes aware of a fault or defect in the Work or nonconformity with the Design/Builder's Proposal or the Construction Documents, the Owner shall give prompt written notice thereof to the Design/Builder.

2.10 The Owner shall, at the request of the Design/Builder, prior to execution of this Part 2 Agreement and promptly upon request thereafter, furnish to the Design/Builder reasonable evidence that financial arrangements have been made to fulfill the Owner's obligations under the Contract.

2.11 The Owner shall communicate with persons or entities employed or retained by the Design/Builder through the Design/Builder, unless otherwise directed by the Design/Builder.

                                   ARTICLE 3
                                DESIGN/BUILDER


3.1    SERVICES AND RESPONSIBILITIES

3.1.1 Design services required by this Part 2 Agreement shall be performed by qualified architects and other design professionals. The contractual obligations of such professional persons or entities are undertaken and performed in the interest of the Design/Builder.

3.1.2 The agreements between the Design/Builder and the persons or entities identified in this Part 2 Agreement, and any subsequent modifications, shall be in writing. These agreements, including financial arrangements with respect to this Project, shall be promptly and fully disclosed to the Owner upon request.

3.1.3 The Design/Builder shall be responsible to the Owner for acts and omissions of the Design/Builder's employees, subcontractors and their agents and employees, and other persons, including the Architect and other design professionals, performing any portion of the Design/Builder's obligations under this Part 2 Agreement.

3.2    BASIC SERVICES

3.2.1  The Design/Builder's Basic Services are described below and in Article
14.

3.2.2 The Design/Builder shall designate a representative authorized to act on the Design/Builder's behalf with respect to the Project.

3.2.3 The Design/Builder shall submit Construction Documents for review and approval by the Owner. Construction Documents may include drawings, specifications, and other documents and electronic data setting forth in detail the requirements for construction of the Work, and shall:

       .1  be consistent with the intent of the Design/Builder's Proposal:

       .2  provide information for the use of those in the building trades; and

       .3 include documents customarily required for regulatory agency approvals.

3.2.4 The Design/Builder, with the assistance of the Owner, shall file documents required to obtain necessary approvals of governmental authorities having jurisdiction over the Project.

3.2.5 Unless otherwise provided in the Contract Documents, the Design/Builder shall provide or cause to be provided and shall pay for design services, labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation and other facilities and services necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work.

3.2.6 The Design/Builder shall be responsible for all construction means, methods, techniques, sequences and procedures, and for coordinating all portions of the Work under this Part 2 Agreement.

3.2.7 The Design/Builder shall keep the Owner informed of the progress and quality of the Work.

3.2.8 The Design/Builder shall be responsible for correcting Work which does not conform to the Contract Documents.

3.2.9 The Design/Builder warrants to the Owner that materials and equipment furnished under the Contract will be of good quality and new unless otherwise required or permitted by the Contract Documents, that the construction will be free from faults and defects, and that the construction will conform with the requirements of the Contract Documents. Construction not conforming to these requirements, including substitutions not properly approved by the Owner, shall be corrected in accordance with Article 9.

3.2.10 The Design/Builder shall pay all sales, consumer, use and similar taxes which had been legally enacted at the time the Design/Builder's Proposal was first submitted to the Owner, and shall secure and pay for building and other permits and governmental fees, licenses and inspections necessary for the proper execution and completion of the Work which are either customarily secured after execution of a contract for construction or are legally required at the time the Design/Builder's Proposal was first submitted to the Owner.

3.2.11 The Design/Builder shall comply with and give notices required by laws, ordinances, rules, regulations and lawful orders of public authorities relating to the Project.

3.2.12 The Design/Builder shall pay royalties and license fees for patented designs, processes or products. The Design/Builder shall defend suits or claims for infringement of patent rights and shall hold the Owner harmless from loss on account thereof, but shall not be responsible for such defense or loss when a particular design, process or product of a particular manufacturer is required by the Owner. However, if the Design/Builder has reason to believe the use of a required design, process or product is an infringement of a patent, the Design/Builder shall be responsible for such loss unless such information is promptly furnished to the Owner.

3.2.13 The Design/Builder shall keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations under this
Part 2 Agreement. At the completion of the Work, the Design/Builder shall remove from the site waste materials, rubbish, the Design/Builder's tools, construction equipment, machinery, and surplus materials.

3.2.14 The Design/Builder shall notify the Owner when the Design/Builder believes that the Work or an agreed upon portion thereof is substantially completed. If the Owner concurs, the Design/Builder shall issue a Certificate of Substantial Completion which shall establish the Date of Substantial Completion, shall state the responsibility of each party for security, maintenance, heat, utilities, damage to the Work and insurance, shall include a list of items to be completed or corrected and shall fix the time within which the Design/Builder shall complete items listed therein. Disputes between the Owner and Design/Builder regarding the Certificate of Substantial Completion shall be resolved in accordance with provisions of Article 10.

3.2.15 The Design/Builder shall maintain at the site for the Owner one record copy of the drawings, specifications, product data, samples, shop drawings, Change Orders and other modifications, in good order and regularly updated to record the completed construction. These shall be delivered to the Owner upon completion of construction and prior to final payment.

3.3  ADDITIONAL SERVICES

3.3.1 The services described in this Paragraph 3.3 are not included in Basic Services unless so identified in Article 14, and they shall be paid for by the Owner as provided in this Part 2 Agreement, in addition to the compensation for Basic Services. The services described in this Paragraph 3.3 shall be provided only if authorized or confirmed in writing by the Owner.

3.3.2 Making revisions in drawings, specifications, and other documents or electronic data when such revisions are required by the enactment or revision of codes, laws or regulations subsequent to the preparation of such documents or electronic data.

3.3.3 Providing consultation concerning replacement of Work damaged by fire or other cause during construction, and furnishing services required in connection with the replacement of such Work.

3.3.4 Providing services in connection with a public hearing, arbitration proceeding or legal proceeding, except where the Design/Builder is a party thereto.

3.3.5 Providing coordination of construction performed by the Owner's own forces or separate contractors employed by the Owner, and coordination of services required in connection with construction performed and equipment supplied by the Owner.

3.3.6 Preparing a set of reproducible record documents or electronic data showing significant changes in the Work made during construction.

3.3.7 Providing assistance in the utilization of equipment or systems such as preparation of operation and maintenance manuals, training personnel for operation and maintenance, and consultation during operation.

                                   ARTICLE 4
                                     TIME


4.1 Unless otherwise indicated, the Owner and the Design/Builder shall perform their respective obligations as expeditiously as is consistent with reasonable skill and care and the orderly progress of the Project.

4.2 Time limits stated in the Contract Documents are of the essence. The Work to be performed under this Part 2 Agreement shall commence upon receipt of a notice to proceed unless otherwise agreed and, subject to authorized Modifications, Substantial Completion shall be achieved on or before the date established in Article 14.

4.3 Substantial Completion is the stage in the progress of the Work when the Work or designated portion thereof is sufficiently complete in accordance with the Contract Documents so the Owner can occupy or utilize the Work for its intended use.

4.4 Based on the Design/Builder's Proposal, a construction schedule shall be provided consistent with Paragraph 4.2 above.

4.5 If the Design/Builder is delayed at any time in the progress of the Work by an act or neglect of the Owner, Owner's employees, or separate contractors employed by the Owner, or by changes ordered in the Work, or by labor disputes, fire, unusual delay in deliveries, adverse weather conditions not reasonably anticipatable, unavoidable casualties or other causes beyond the Design/Builder's control, or by delay authorized by the Owner pending arbitration, or by other causes which the Owner and Design/Builder agree may justify delay, then the Contract Time shall be reasonably extended by Change Order.

                                   ARTICLE 5
                                   PAYMENTS

5.1    PROGRESS PAYMENTS

5.1.1 The Design/Builder shall deliver to the Owner itemized Applications for Payment in such detail as indicated in Article 14.

5.1.2 Within ten (10) days of the Owner's receipt of a properly submitted and correct Application for Payment, the Owner shall make payment to the Design/Builder.

5.1.3 The Application for Payment shall constitute a representation by the Design/Builder to the Owner that the design and construction have progressed to the point indicated; the quality of the Work covered by the application is in accordance with the Contract Documents; and the Design/Builder is entitled to payment in the amount requested.

5.1.4 Upon receipt of payment from the Owner, the Design/Builder shall promptly pay the Architect, other design professionals and each contractor the amount to which each is entitled in accordance with the terms of their respective contracts.

5.1.5 The Owner shall have no obligation under this Part 2 Agreement to pay or to be responsible in any way for payment to the Architect, another design professional, or a contractor performing portions of the Work.

5.1.6 Neither progress payment nor partial or entire use or occupancy of the Project by the Owner shall constitute an acceptance of Work not in accordance with the Contract Documents.

5.1.7 The Design/Builder warrants that title to all construction covered by an Application for Payment will pass to the Owner no later than the time of payment. The Design/Builder further warrants that upon submittal of an Application for Payment all construction for which payments have been received from the Owner shall be free and clear of liens, claims, security interests or encumbrances in favor of the Design/Builder or any other person or entity performing construction at the site or furnishing materials or equipment relating to the construction.

5.1.8 At the time of Substantial Completion, the Owner shall pay the Design/Builder the retainage, if any, less the reasonable cost to correct or complete incorrect or incomplete Work. Final payment of such withheld sum shall be made upon correction or completion of such Work.

5.2    FINAL PAYMENT

5.2.1 Neither final payment nor amounts retained, if any, shall become due until the Design/Builder submits to the Owner (1) an affidavit that payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which the Owner or Owner's property might be responsible or encumbered (less amounts withheld by the Owner) have been paid or otherwise satisfied; (2) a certificate evidencing that insurance required by the Contract Documents to remain in force after final payment is currently in effect and will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to the Owner; (3) a written statement that the Design/Builder knows of no substantial reason that the insurance will not be renewable to cover the period required by the Contract Documents; (4) consent of surety, if any, to final payment; and (5) if required by the Owner, other data establishing payment or satisfaction of obligations, such as receipts, releases and waivers of liens, claims, security interests or encumbrances arising out of the Contract, to the extent and in such form as may be designated by the Owner. If a contractor or other person or entity entitled to assert a lien against the Owner's property refuses to furnish a release or waiver required by the Owner, the Design/ Builder may furnish a bond satisfactory to the Owner to indemnify the Owner against such lien. If such lien remains unsatisfied after payments are made, the Design/Builder shall indemnify the Owner for all loss and cost, including reasonable attorneys' fees incurred as a result of such lien.

5.2.2 When the Work has been completed and the contract fully performed, the Design/Builder shall submit a final application for payment to the Owner, who shall make final payment within 30 days of receipt.

5.2.3 The making of final payment shall constitute a waiver of claims by the Owner except those arising from:

       .1 liens, claims, security interests or encumbrances arising out of the Contract and unsettled;

       .2 failure of the Work to comply with the requirements of the Contract Documents; or

       .3  terms of special warranties required by the Contract Documents.

5.2.4 Acceptance of final payment shall constitute a waiver of all claims by the Design/Builder except those previously made in writing and identified by the Design/Builder as unsettled at the time of final Application for Payment.

5.3    INTEREST PAYMENTS

5.3.1 Payments due the Design/Builder under this Part 2 Agreement which are not paid when due shall bear interest from the date due at the rate specified in
Article 13, or in the absence of a specified rate, at the legal rate prevailing where the Project is located.


                                   ARTICLE 6
                       PROTECTION OF PERSONS AND PROPERTY


6.1 The Design/Builder shall be responsible for initiating, maintaining and providing supervision of all safety precautions and programs in connection with the performance of this Part 2 Agreement.

6.2 The Design/Builder shall take reasonable precautions for the safety of, and shall provide reasonable protection to prevent damage, injury or loss to:
(1) employees on the Work and other persons who may be affected thereby; (2) the Work and materials and equipment to be incorporated therein, whether in storage on or off the site, under care, custody, or control of the Design/Builder or the Design/Builder's contractors; and (3) other property at or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal, relocation, or replacement in the course of construction.

6.3 The Design/Builder shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on the safety of persons or property or their protection from damage, injury or loss.

6.4 The Design/Builder shall promptly remedy damage and loss (other than damage or loss insured under property insurance provided or required by the Contract Documents) to property at the site caused in whole or in part by the Design/Builder, a contractor of the Design/Builder or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable.

                                   ARTICLE 7
                              INSURANCE AND BONDS

7.1    DESIGN/BUILDER'S LIABILITY INSURANCE

7.1.1 The Design/Builder shall purchase from and maintain, in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located, such insurance as will protect the Design/Builder from claims set forth below which may arise out of or result from operations under this Part 2 Agreement by the Design/Builder or by a contractor of the Design/Builder, or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable:

     .1 claims under workers' compensation, disability benefit and other similar employee benefit laws that are applicable to the Work to be performed;

     .2 claims for damages because of bodily injury, occupational sickness or disease, or death of the Design/Builder's employees:

     .3 claims for damages because of bodily injury, sickness or disease, or death of persons other than the Design/Builder's employees:

     .4 claims for damages covered by usual personal injury liability coverage which are sustained (1) by a person as a result of an offense directly or indirectly related to employment of such person by the Design/Builder or (2) by another person;

     .5 claims for damages, other than to the Work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom:

     .6 claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle; and

     .7 claims involving contractual liability insurance applicable to the Design/Builder's obligations under Paragraph 11.5.

7.1.2 The insurance required by Subparagraph 7.1.1 shall be written for not less than limits of liability specified in this Part 2 Agreement or required by law, whichever coverage is greater. Coverages, whether written on an occurrence or claims-made basis, shall be maintained without interruption from date of commencement of the Work until date of final payment and termination of any coverage required to be maintained after final payment.

7.1.3 Certificates of Insurance acceptable to the Owner shall be delivered to the Owner immediately after execution of this Part 2 Agreement. These Certificates and the insurance policies required by this Paragraph 7.1 shall contain a provision that coverages afforded under the policies will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to the Owner. If any of the foregoing insurance coverages are required to remain in force after final payment, an additional certificate evidencing continuation of such coverage shall be submitted with the application for final payment. Information concerning reduction of coverage shall be furnished by the Design/Builder with reasonable promptness in accordance with the Design/Builder's information and belief.

7.2    OWNER'S LIABILITY INSURANCE

7.2.1 The Owner shall be responsible for purchasing and maintaining the Owner's usual liability insurance. Optionally, the Owner may purchase and maintain other insurance for self-protection against claims which may arise from operations under this Part 2 Agreement. The Design/Builder shall not be responsible for purchasing and maintaining this optional Owner's liability insurance unless specifically required by the Contract Documents.

7.3    PROPERTY INSURANCE

7.3.1 Unless otherwise provided under this Part 2 Agreement, the Owner shall purchase and maintain, in a company or companies authorized to do business in the jurisdiction in which the principal improvements are to be located, property insurance upon the Work to the full insurable value thereof on a replacement cost basis without optional deductibles. Such property insurance shall be maintained, unless otherwise provided in the Contract Documents or otherwise agreed in writing by all persons and entities who are beneficiaries of such insurance, until final payment has been made or until no person or entity other than the Owner has an insurable interest in the property required by this Paragraph 7.3 to be insured, whichever is earlier. This insurance shall include interests of the Owner, the Design/Builder, and their respective contractors and subcontractors in the Work.

7.3.2 Property insurance shall be on an all-risk policy form and shall insure against the perils of fire and extended coverage and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, falsework, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements, and shall cover reasonable compensation for the services and expenses of the Design/Builder's Architect and other professionals required as a result of such insured loss. Coverage for other perils shall not be required unless otherwise provided in the Contract Documents.

7.3.3 If the Owner does not intend to purchase such property insurance required by this Part 2 Agreement and with all of the coverages in the amount described above, the Owner shall so inform the Design/Builder prior to commencement of the construction. The Design/Builder may then effect insurance which will protect the interests of the Design/Builder and the Design/Builder's contractors in the construction, and by appropriate Change Order the cost thereof shall be charged to the Owner. If the Design/Builder is damaged by the failure or neglect of the Owner to purchase or maintain insurance as described above, then the Owner shall bear all reasonable costs properly attributable thereto.

7.3.4 Unless otherwise provided, the Owner shall purchase and maintain such boiler and machinery insurance required by this Part 2 Agreement or by law, which shall specifically cover such insured objects during installation and until final acceptance by the Owner. This insurance shall include interests of the Owner, the Design/Builder, the Design/Builder's contractors and subcontractors in the Work, and the Design/Builder's Architect and other design professionals. The Owner and the Design/Builder shall be named insureds.

7.3.5 A loss insured under the Owner's property insurance shall be adjusted by the Owner as trustee and made payable to the Owner as trustee for the insureds, as their interests may appear, subject to requirements of any applicable mortgagee clause and of Subparagraph 7.3.10. The Design/Builder shall pay contractors their shares of insurance proceeds received by the Design/Builder, and by appropriate agreement, written where legally required for validity, shall require contractors to make payments to their subcontractors in similar manner.

7.3.6 Before an exposure to loss may occur, the Owner shall file with the Design/Builder a copy of each policy that includes insurance coverages required by this Paragraph 7.3. Each policy shall contain all generally applicable conditions, definitions, exclusions and endorsements related to this Project. Each policy shall contain a provision that the policy will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to the Design/Builder.

7.3.7 If the Design/Builder requests in writing that insurance for risks other than those described herein or for other special hazards be included in the property insurance policy, the Owner shall, if possible, obtain such insurance, and the cost thereof shall be charged to the Design/Builder by appropriate Change Order.

7.3.8 The Owner and the Design/Builder waive all rights against each other and the Architect and other design professionals, contractors, subcontractors, agents and employees, each of the other, for damages caused by fire or other perils to the extent covered by property insurance obtained pursuant to this Paragraph 7.3 or other property insurance applicable to the Work, except such rights as they may have to proceeds of such insurance held by the Owner as trustee. The Owner or Design/ Builder, as appropriate, shall require from contractors and subcontractors by appropriate agreements, written where legally required for validity, similar waivers each in favor of other parties enumerated in this Paragraph 7.3. The policies shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.

7.3.9 If required in writing by a party in interest, the Owner as trustee shall, upon occurrence of an insured loss, give bond for proper performance of the Owner's duties. The cost of required bonds shall be charged against proceeds received as fiduciary. The Owner shall deposit in a separate account proceeds so received, which the Owner shall distribute in accordance with such agreement as the parties in interest may reach, or in accordance with an arbitration award in which case the procedure shall be as provided in Article 10.

       If after such loss no other special agreement is made, replacement of damaged Work shall be covered by appropriate Change Order.

7.3.10 The Owner as trustee shall have power to adjust and settle a loss with insurers unless one of the parties in interest shall object in writing, within five (5) days after occurrence of loss to the Owner's exercise of this power; if such objection be made, the parties shall enter into dispute resolution under procedures provided in Article 10. If distribution of insurance proceeds by arbitration is required, the arbitrators will direct such distribution.

7.3.11 Partial occupancy or use prior to Substantial Completion shall not commence until the insurance company or companies providing property insurance have consented to such partial occupancy or use by endorsement or otherwise. The Owner and the Design/Builder shall take reasonable steps to obtain consent of the insurance company or companies and shall not, without mutual written consent, take any action with respect to partial occupancy or use that would cause cancellation, lapse or reduction of coverage.

7.4    LOSS OF USE INSURANCE

7.4.1 The Owner, at the Owner's option, may purchase and maintain such insurance as will insure the Owner against loss of use of the Owner's property due to fire or other hazards. however caused. The Owner waives all rights of action against the Design/Builder for loss of use of the Owner's property, including consequential losses due to fire or other hazards, however caused.

                                   ARTICLE 8
                              CHANGES IN THE WORK

8.1    CHANGES

8.1.1 Changes in the Work may be accomplished after execution of this Part 2 Agreement, without invalidating this Part 2 Agreement, by Change Order, Construction Change Directive, or order for a minor change in the Work, subject to the limitations stated in the Contract Documents.

8.1.2 A Change Order shall be based upon agreement between the Owner and the Design/Builder; a Construction Change Directive may be issued by the Owner without the agreement of the Design/Builder; an order for a minor change in the Work may be issued by the Design/Builder alone.

8.1.3 Changes in the Work shall be performed under applicable provisions of the Contract Documents, and the Design/Builder shall proceed promptly, unless otherwise provided in the Change Order, Construction Change Directive, or order for a minor change in the Work.

8.1.4 If unit prices are stated in the Contract Documents or subsequently agreed upon, and if quantities originally contemplated are so changed in a proposed Change Order or Construction Change Directive that application of such unit prices to quantities of Work proposed will cause substantial inequity to the Owner or the Design/Builder, the applicable unit prices shall be equitably adjusted.

8.2    CHANGE ORDERS

8.2.1 A Change Order is a written instrument prepared by the Design/Builder and signed by the Owner and the Design/Builder, stating their agreement upon all of the following:

     .1  a change in the Work;

      .2  the amount of the adjustment, if any, in the Contract Sum; and

      .3  the extent of the adjustment, if any, in the Contract Time.

8.2.2 If the Owner requests a proposal for a change in the Work from the Design/Builder and subsequently elects not to proceed with the change, a Change Order shall be issued to reimburse the Design/Builder for any costs incurred for estimating services, design services or preparation of proposed revisions to the Contract Documents.

8.3   CONSTRUCTION CHANGE DIRECTIVES

8.3.1 A Construction Change Directive is a written order prepared and signed by the Owner, directing a change in the Work prior to agreement on adjustment, if any, in the Contract Sum or Contract Time, or both.

8.3.2 Except as otherwise agreed by the Owner and the Design/Builder, the adjustment to the Contract Sum shall be determined on the basis of reasonable expenditures and savings of those performing the Work attributable to the change, including the expenditures for design services and revisions to the Contract Documents. In case of an increase in the Contract Sum, the cost shall include a reasonable allowance for overhead and profit. In such case, the Design/Builder shall keep and present an itemized accounting together with appropriate supporting data for inclusion in a Change Order. Unless otherwise provided in the Contract Documents, costs for these purposes shall be limited to the following:

      .1 costs of labor, including social security, old age and unemployment insurance, fringe benefits required by agreement or custom, and workers' compensation insurance;

      .2 costs of materials, supplies and equipment, including cost of transportation, whether incorporated or consumed;

      .3 rental costs of machinery and equipment exclusive of hand tools, whether rented from the Design/Builder or others;

      .4 costs of premiums for all bonds and insurance permit fees, and sales, use or similar taxes;

      .5 additional costs of supervision and field office personnel directly attributable to the change; and fees paid to the Architect, engineers and other professionals.

8.3.3 Pending final determination of cost to the Owner, amounts not in dispute may be included in Applications for Payment. The amount of credit to be allowed by the Design/Builder to the Owner for deletion or change which results in a net decrease in the Contract Sum will be actual net cost. When both additions and credits covering related Work or substitutions are involved in a change, the allowance for overhead and profit shall be figured on the basis of the net increase, if any, with respect to that change.

8.3.4 When the Owner and the Design/Builder agree upon the adjustments in the Contract Sum and Contract Time, such agreement shall be effective immediately and shall be recorded by preparation and execution of an appropriate Change Order.

8.4    MINOR CHANGES IN THE WORK

8.4.1 The Design/Builder shall have authority to make minor changes in the Construction Documents and construction consistent with the intent of the Contract Documents when such minor changes do not involve adjustment in the Contract Sum or extension of the Contract Time. The Design/Builder shall promptly inform the Owner, in writing, of minor changes in the Construction Documents and construction.

8.5    CONCEALED CONDITIONS

8.5.1 If conditions are encountered at the site which are ( 1) subsurface or otherwise concealed physical conditions which differ materially from those indicated in the Contract Documents, or (2) unknown physical conditions of an unusual nature which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents, then notice by the observing party shall be given to the other party promptly before conditions are disturbed and in no event later than 21 days after first observance of the conditions. The Contract Sum shall be equitably adjusted for such concealed or unknown conditions by Change Order upon claim by either party made within 21 days after the claimant becomes aware of the conditions.

8.6    REGULATORY CHANGES

8.7 The Design/Builder shall be compensated for changes in the construction necessitated by the enactment or revisions of codes, laws or regulations subsequent to the submission of the Design/Builder's Proposal.

                                   ARTICLE 9
                               CORRECTION OF WORK

9.1 The Design/Builder shall promptly correct Work rejected by the Owner or known by the Design/Builder to be defective or failing to conform to the requirements of the Contract Documents, whether observed before or after Substantial Completion and whether or not fabricated, installed or completed. The Design/Builder shall bear costs of correcting such rejected Work, including additional testing and inspections.

9.2 If, within one (1) year after the date of Substantial Completion of the Work or, after the date for commencement of warranties established in a written agreement between the Owner and the Design/Builder, or by terms of an applicable special warranty required by the Contract Documents, any of the Work is found to be not in accordance with the requirements of the Contract Documents, the Design/Builder shall correct it promptly after receipt of a written notice from the Owner to do so unless the Owner has previously given the Design/ Builder a written acceptance of such condition.

9.3 Nothing contained in this Article 9 shall be construed to establish a period of limitation with respect to other obligations which the Design/Builder might have under the Contract Documents. Establishment of the time period of one
(1) year as described in Subparagraph 9.2 relates only to the specific obligation of the Design/Builder to correct the Work, and has no relationship to the time within which the obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the Design/Builder's liability with respect to the Design/Builder's obligations other than specifically to correct the Work.

9.4 If the Design/Builder fails to correct nonconforming Work as required or fails to carry out Work in accordance with the Contract Documents, the Owner, by written order signed personally or by an agent specifically so empowered by the Owner in writing, may order the Design/Builder to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, the Owner's right to stop the Work shall not give rise to a duty on the part of the Owner to exercise the right for benefit of the Design/Builder or other persons or entities.

9.5 If the Design/Builder defaults or neglects to carry out the Work in accordance with the Contract Documents and fails within seven (7) days after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the Owner may give a second written notice to the Design/Builder and, seven (7) days following receipt by the Design/Builder of that second written notice and without prejudice to other remedies the Owner may have, correct such deficiencies. In such case an appropriate Change Order shall be issued deducting from payments then or thereafter due the Design/Builder, the costs of correcting such deficiencies. If the payments then or thereafter due the Design/Builder are not sufficient to cover the amount of the deduction, the Design/Builder shall pay the difference to the Owner. Such action by the Owner shall be subject to dispute resolution procedures as provided in Article 10.

                                  ARTICLE 10
                  DISPUTE RESOLUTION MEDIATION AND ARBITRATION

10.1  Claims, disputes or other matters in question between the parties to this
Part 2 Agreement arising out of or relating to this Part 2 Agreement or breach thereof shall be subject to and decided by mediation or arbitration. Such mediation or arbitration shall be conducted in accordance with the Construction Industry Mediation or Arbitration Rules of the American Arbitration Association currently in effect.

10.2 In addition to and prior to arbitration, the parties shall endeavor to settle disputes by mediation. Demand for mediation shall be filed in writing with the other party to this Part 2 Agreement and with the American Arbitration Association. A demand for mediation shall be made within a reasonable time after the claim, dispute, or other matter in question has arisen. In no event shall the demand for mediation be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of repose or limitations.

10.3 Demand for arbitration shall be filed in writing with the other party to this Part 2 Agreement and with the American Arbitration Association. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of repose or limitations.

10.4 An arbitration pursuant to this Article may be joined with an arbitration involving common issues of law or fact between the Design/Builder and any person or entity with whom the Design/Builder has a contractual obligation to arbitrate disputes. No other arbitration arising out of or relating to this Part 2 Agreement shall include, by consolidation, joinder or in any other manner, an additional person or entity not a party to this Part 2 Agreement or not a party to an agreement with the Design/Builder, except by written consent containing a specific reference to this Part 2 Agreement signed by the Owner, the Design/Builder and any other person or entities sought to be joined. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of any claim, dispute or other matter in question not described in the written consent or with a person or entity not named or described therein. The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duty consented to by the parties to this Part 2 Agreement shall be specifically enforceable in accordance with applicable law in any court having jurisdiction thereof.


10.5 The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

                                  ARTICLE 11
                            MISCELLANEOUS PROVISIONS

11.1 Unless otherwise provided, this Part 2 Agreement shall be governed by the law of the place where the Project is located.

11.2    SUBCONTRACTS

11.2.1 The Design/Builder, as soon as practicable after execution of this Part 2 Agreement, shall furnish to the Owner in writing the names of the persons or entities the Design/Builder will engage as contractors for the Project.

11.3    WORK BY OWNER OR OWNER'S CONTRACTORS

11.3.1 The Owner reserves the right to perform construction or operations related to the Project with the Owner's own forces, and to award separate contracts in connection with other portions of the Project or other construction or operations on the site under conditions of insurance and waiver of subrogation identical to the provisions of this Part 2 Agreement. If the Design/Builder claims that delay or additional cost is involved because of such action by the Owner, the Design/Builder shall assert such claims as provided in Subparagraph 11.4.

11.3.2 The Design/Builder shall afford the Owner's separate contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities and shall connect and coordinate the Design/Builder's construction and operations with theirs as required by the Contract Documents.

11.3.3 Costs caused by delays or by improperly timed activities or defective construction shall be borne by the party responsible therefor. 11.4 CLAIMS FOR DAMAGES

11.4.1 If either party to this Part 2 Agreement suffers injury or damage to person or property because of an act or omission of the other party, of any of the other party's employees or agents, or of others for whose acts such party is legally liable, written notice of such injury or damage, whether or not insured, shall be given to the other party within a reasonable time not exceeding 21 days after first observance. The notice shall provide sufficient detail to enable the other party to investigate the matter. If a claim of additional cost or time related to this claim is to be asserted, it shall be filed in writing.

11.5    INDEMNIFICATION

11.5.1 To the fullest extent permitted by law, the Design/Builder shall indemnify and hold harmless the Owner, Owner's consultants, and agents and employees of any of them from and against claims, damages, losses and expenses. including but not limited to attorneys' fees, arising out of or resulting from performance of the Work, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself) including loss of use resulting therefrom, but only to the extent caused in whole or in part by negligent acts or omissions of the Design/Builder, anyone directly or indirectly employed by the Design/Builder or anyone for whose acts the Design/Builder may be liable, regardless of whether or not such claim, damage, loss or expense is caused in part by a party indemnified hereunder. Such obligation shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity which would otherwise exist as to a party or person described in this paragraph 11.5.

11.5.2  In claims against any person or entity indemnified under this Paragraph
11.5 by an employee of the Design/Builder, anyone directly or indirectly employed by the Design/Builder or anyone for whose acts the Design/Builder may be liable, the indemnification obligation under this Paragraph 11.5 shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for the Design/Builder under workers' compensation acts, disability benefit acts or other employee benefit acts.

11.6    SUCCESSORS AND ASSIGNS

11.6.1 The Owner and Design/Builder, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Part 2 Agreement and to the partners, successors and assigns of such other party with respect to all covenants of this Part 2 Agreement. Neither the Owner nor the Design/Builder shall assign this Part 2 Agreement without the written consent of the other. The Owner may assign this Part 2 Agreement to any institutional lender providing construction financing, and the Design/Builder agrees to execute all consents reasonably required to facilitate such an assignment. If either party makes such an assignment, that party shall nevertheless remain legally responsible for all obligations under this Part 2 Agreement, unless otherwise agreed by the other party.

11.7    TERMINATION OF PROFESSIONAL DESIGN SERVICES

11.7.1 Prior to termination of the services of the Architect or any other design professional designated in this Part 2 Agreement, the Design/Builder shall identify to the Owner in writing another architect or other design professional with respect to whom the Owner has no reasonable objection, who will provide the services originally to have been provided by the Architect or other design professional whose services are being terminated.

11.8    EXTENT OF AGREEMENT

11.8.1 This Part 2 Agreement represents the entire agreement between the Owner and the Design/Builder and supersedes prior negotiations, representations or agreements, either written or oral. This Part 2 Agreement may be amended only by written instrument and signed by both the Owner and the Design/Builder.

                                  ARTICLE 12
                          TERMINATION OF THE AGREEMENT

12.1    TERMINATION BY THE OWNER

12.1.1 This Part 2 Agreement may be terminated by the Owner upon 14 days' written notice to the Design/Builder in the event that the Project is abandoned. If such termination occurs, the Owner shall pay the Design/Builder for Work completed and for proven loss sustained upon materials, equipment, tools, and construction equipment and machinery, including reasonable profit and applicable damages.

12.1.2 If the Design/Builder defaults or persistently fails or neglects to carry out the Work in accordance with the Contract Documents or fails to perform the provisions of this Part 2 Agreement, the Owner may give written notice that the Owner intends to terminate this Part 2 Agreement. If the Design/Builder fails to correct the defaults, failure or neglect within seven (7) days after being given notice, the Owner may then give a second written notice and. after an additional seven (7) days, the Owner may without prejudice to any other remedy terminate the employment of the Design/Builder and take possession of the site and of all materials, equipment, tools and construction equipment and machinery thereon owned by the Design/Builder and finish the Work by whatever method the Owner may deem expedient. If the unpaid balance of the Contract Sum exceeds the expense of finishing the Work and all damages incurred by the Owner, such excess shall be paid to the Design/Builder. If the expense of completing the Work and all damages incurred by the Owner exceeds the unpaid balance, the Design/Builder shall pay the difference to the Owner. This obligation for payment shall survive termination of this Part 2 Agreement.

12.2    TERMINATION BY THE DESIGN/BUILDER

12.2.1 If the Owner fails to make payment when due, the Design/Builder may give written notice of the Design/Builder's intention to terminate this Part 2 Agreement. If the Design/Builder fails to receive payment within seven (7) days after receipt of such notice by the Owner, the Design/Builder may give a second written notice and, seven (7) days after receipt of such second written notice by the Owner, may terminate this Part 2 Agreement and recover from the Owner payment for Work executed and for proven losses sustained upon materials, equipment, tools, and construction equipment and machinery, including, reasonable profit and applicable damages.

                                  ARTICLE 13
                             BASIS OF COMPENSATION

The Owner shall compensate the Design/Builder in accordance with Article 5, Payments, and the other provisions of this Part 2 Agreement as described below.

13.1    COMPENSATION

13.1.1 For the Design/Builder's performance of the Work, the Owner shall pay the Design/Builder in current funds the Contract Sum as determined pursuant to
                                                        ----------------------
the Addendum hereto.
-------------------

13.2    INTEREST PAYMENTS

13.3.1  The rate of interest for past due payments shall be as follows:
_________________________________ seven per cent (7%) per annum

(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner's and Design/Builder's principal places of business, at the location of the Project and elsewhere may affect the validity of this provision. Specific legal advice should be obtained with respect to deletion, modification or other requirements, such as written disclosures or waivers.)

                                  ARTICLE 14
                         OTHER CONDITIONS AND SERVICES

14.1.1

14.1.2

14.1.3

14.1.4

14.1.5  An Addendum, consisting of 33 pages is attached hereto and by this
        ------------------------------------------------------------------
reference incorporated herein.
-----------------------------

This Agreement entered into as of the day and year first written above.

OWNER:                              DESIGN/BUILDER:

Medichem Research, Inc., an         Walsh Construction Company of
Illinois corporation                Illinois, an Illinois corporation

By:_____________________________    By:_____________________________

ADDENDUM attached to and made a part of the Standard Form of Agreement Between Owner and Design/Builder, PART 2, dated as of September 15, 1999, between MediChem Research, Inc., an Illinois corporation, Owner, and Walsh Construction Company of Illinois, an Illinois corporation, Design/Builder

1.   ARTICLE 1 is amended by adding the following Paragraph 1.1.3:

     "The Design/Builder accepts the relationship of trust and confidence established between it and the Owner by this Part 2 Agreement. The Design/Builder agrees to furnish the architectural, engineering and construction services set forth hereby and agrees to furnish efficient business administration and superintendence, and to use its best efforts to complete the Project in the best and soundest way and in the most expeditious and economical manners consistent with the interest of the Owner".

2. Paragraph 1.2.2 is amended by deleting "or is advised by the Architect or by another design professional retained to provide services on the Project" in the first, second and third lines.

3. Paragraphs 1.3.1, 1.3.2, 1.3.3 and 1.3.4 are amended by deleting same in their entirety and substituting, in lieu thereof, the following:

     "1.3 The copies or other intangible embodiments of all design materials, whether or not such materials are subject to intellectual property protection, including but not limited to documents, shop drawings, computer programs and electronic information developed for the Project or if such programs are not the property of the Design/Builder, its employees or its design services subcontractor, the results of the use thereof by the Design/Builder, its employees or its design services subcontractors, data, plans, drawings, sketches, illustrations, specifications, descriptions, models, the Design Development Documents and the Construction Documents, and any other documents developed, prepared, furnished, delivered as required to be delivered by the Design/Builder or its employees or design services subcontractors to the Owner under this Part 1 Agreement and the
     Part 2 Agreement (collectively, "Design Materials") shall be and remain the property of the Owner whether or not the Project is commenced or completed, provided, however, that the Owner makes payment for such Design Materials in accordance with the Part 1 Agreement and the Part 2 Agreement. The intellectual property rights, if any, to the contents and concepts embodied in the Design Materials shall belong to the Design/Builder, its employees or design service subcontractors in accordance with their contractual relationship. As to those Design Materials subject to any form of intellectual property protection, the Design/Builder hereby grants or will cause to be granted to the Owner as of the date such Design Materials are delivered or required to be delivered to the Owner, a worldwide, paid-up, non-exclusive, non-transferable license for the term of the intellectual property protection, for the Owner to use, reproduce and have reproduced, display and allow others to display and to publish and allow others, subject to the restrictions contained herein, to display and publish, in any manner, at any time and as often as it desires, with or without compensation, such Design Materials without further compensation to the Design/Builder or any third party subject to the following restrictions:

     (b) All copyright and other intellectual proprietary rights in or relating to any of the Design Materials, shall remain the property of the Design/Builder, its employees and design services subcontractors whether or not the Project is constructed. It is understood and agreed that, except as hereinafter provided, the Design/Builder and its employees and design services subcontractors shall have the right to use any detail, part, concept or system shown on, specified in, or inferable from such Design Materials on any other project and to retain copies thereof for the Design/Builder's, its employees or design services subcontractor's future use;

     (c) the Owner shall not, without the consent of the Design/Builder or its appropriate employees or design services subcontractor, as the case may be, use such Design Materials in whole or in part for the construction of any other project. If, however, the Owner agrees to indemnify the owner of the intellectual property rights against liability arising from the misuse or incorrect use of such Design Materials by the Owner, the Owner shall be entitled to, at no additional cost to the Owner, use such Design Materials for additions, improvements, changes or alterations to the Project after the completion thereof. If the Design/Builder is in default under this Part 2 Agreement and the Part 2 Agreement is terminated by reason thereof, the Owner shall be entitled to use the Design Materials for the completion of the Project by others without additional compensation, and the Owner shall, at the Owner's option, either agree to indemnify or cause the person or persons or entity with whom the Owner contracts for completion of the Project to indemnify the Design/Builder, its employees or design services subcontractors against liability arising out of such use;

     (d) Any reproduction of the Design Materials or part thereof be faithful and accurate to the original and of good quality;


     (e) The Owner shall not remove or alter, and shall reproduce and display on all copies made by the Owner, the copyright notice and other proprietary legends appearing on such Design Materials when delivered to the Owner. The restrictions set forth in (c) and (a) above shall be imposed by the Owner on any third party to whom the Owner allows to display or publish the Design Materials.

It is understood that the Owner considers the Project's aggregate architectural expression (that is, the overall combination of the Project's visually apparent and non-functional design features) and any distinctive individual features thereof, to be unique and of commercial value, and the Design/Builder, its employees and its design services subcontractors agree not to design or build or allow other third parties the use of the Design Materials or to design or build within the Chicago Metropolitan Area another structure having a substantially identical aggregate architectural expression. The Design/Builder, its employees and its design services subcontractors shall, however, be free to use the individual features from the Project or combinations of such features in other projects, so long as the Design/Builder complies with the foregoing limitations regarding a structure having a substantially identical aggregate architectural expression.

4. Paragraph 2.1 is amended by adding ", which representative shall be designated the Project Director" to the end of the first sentence, and by deleting everything following the second sentence.

5. Paragraph 2.2 is amended by inserting a period after "Work" in line two and delete the balance of such sentence; and by adding the following: "The Project Director and the on-site representative shall be afforded access to all areas of the Work without exception. The on-site representative shall not be presumed to have any authority to modify any aspects of the design, to dictate construction methods or to give instructions to the Design/Builder or any Subcontractor except as evidenced by the written authority of the Project Director.

6. Paragraph 2.3 is amended by deleting same in its entirety and substituting in lieu thereof, the following:

     "The Design/Builder shall secure all building and other permits, licenses and inspections and shall pay the fees for such permits, licenses and inspections as a Cost of the Work. The Owner shall cooperate with the Design/Builder in connection with the securing of any such permits, licenses or inspections."

7. Paragraph 2.4 is amended by deleting same in its entirety and substituting in lieu thereof, the following:

     "To the extent completed and available to Owner prior to the commencement of Phase 1 services, the Owner shall provide the Design/Builder with any surveys and geotechnical studies in the possession of the Owner."

8.   Intentionally deleted.

9.   Intentionally deleted.

10. Paragraph 3.1.3 is amended by deleting "The Architect and" in the fourth line.

11.  Article 3 is amended by adding the following Paragraph 3.1.4:

     "3.1.4 Owner is the intended third party beneficiary of all contracts with design professionals, subcontractors, purchase orders and other agreements between the Design/Builder and third parties. The Design/Builder shall incorporate the obligations of this Part 2 Agreement with the Owner in its respective contracts with design professionals, subcontractors, supply agreements, purchase orders and other agreements."

12. Paragraph 3.2.3 is amended by inserting "Design Development Documents and" after "submit" in the first line.

13.  Paragraph 3.2.3.3 is amended by deleting "customarily" in the first line.

14. Paragraph 3.2.4 is hereby amended by deleting "assistance" in the first line and substituting "cooperation".

15. Paragraph 3.2.14 is amended by inserting "in writing" after "concurs" in the fourth line; and insert "subject to the approval of Owner" after "shall" in line four.

16.  Paragraph 3.3.6 is amended by deleting same in its entirety.

17.  Paragraph 3.3.7 is amended by deleting same in its entirety.

18. Paragraph 4.1 is amended by deleting same in its entirety and substituting in the lieu thereof, the following: "Design/Builder shall perform its obligations within the time limits stated in the Contract Documents with reasonable skill and care and providing for the orderly progress of the Project."

19. Paragraph 4.2 is amended by deleting the second sentence of such paragraph and substituting in lieu thereof, the following:

     "The design and engineering services to be performed under this Part 2 Agreement shall commence by August 1, 1999 and the Construction Documents for all of the Project Work under this Part 2 Agreement shall be completed by the dates contained in Exhibit "B" attached hereto, the Schedule of Completion of Construction.

20. Paragraph 4.4 is amended by deleting same in its entirety and substituting the following:

     "Attached hereto as Exhibit "A" is the Schedule of Construction Drawings and Specifications for all of the Work. Exhibit B indicates each major category or unit of construction to be performed at the Project Parcel, properly sequenced and intermeshed and shows completion of the construction portion of the Work within the time periods established in Article 14. The Design/Builder shall provide the Owner with Monthly updates of such progress schedules indicating completed activities and any changes in sequencing or intermeshed durations."

21.  Paragraph 4.5 is amended by adding the following:

     "Extension of time shall be Design/Builder's sole remedy for any such delay, unless the same shall have been caused by acts constituting intentional interference by the Owner with the Design/Builder's performance of the Work where such acts continue after Design/Builder's written notice to the Owner of such interference. The Owner's exercise of any of its rights under the Contract Documents regarding changes in the Work, regardless of the extent or number of changes, or the Owner's exercise of any of its remedies or suspension of the Work or requirement of connection or re-execution of any defective work shall not under any circumstances be construed as interference with Design/Builder's performance of the Work."

22. Paragraph 5.1.2 is amended by deleting same in its entirety and substituting in lieu thereof, the following:

     "Based on Applications for payment submitted to the Owner by Design/Builder and certificates of payment issued by the Owner, Owner shall make progress payments on account of the design and engineering services and the construction services included in the Contract Sum to the Design/Builder as provided in the Contract Documents as follows:

          In connection with construction and Design services, not later than twenty (20) days following the submission of a complete and correct Application for payment, subject to retainage as set forth herein, and compliance with the procedures set forth in the Contract Documents, the portion of the Contract Sum properly allocable to the cost of labor, materials and equipment ("Cost of Work") incorporated in the Work and, subject to the Owner's prior written approval, properly allocable to materials and equipment suitably stored at the Project Parcel or in a bonded warehouse away from the Project Parcel for the period covered by the Application for payment and the Design/Builder's fee."

23. Paragraph 5.3.1 is amended by putting a period after "13" in the third line, and deleting the balance of the paragraph.

24.  Paragraph 7.1 is amended by adding the following Paragraph 7.1.4:

     "7.1.4 The Design/Builder and any Subcontractor of Design/Builder, including design and engineering consultants, shall purchase and maintain the following insurance coverage:

     All such coverage maintained by the Design/Builder and any Subcontractor of Design/Builder shall be written by companies licensed by or authorized to do business within the State of Illinois and shall be listed in the most current Best's Key Rating Guide at no less a rating than A-III.

     A. Statutory Workers' Compensation and Occupational Disease including Other States, Voluntary Compensation, United States Longshoremen and Harbor Worker's coverage: Coverage is provided only for employees of the Design/Builder and its Subcontractors, including design and engineering consultants, as applicable, performing work on this Project and operations incidental to the Work.

     B. Employer's Liability coverage with a limit of liability of $1,000,000 per accident, $1,000,000 per person for disease and $1,000,000 in the aggregate for disease.

     C. Comprehensive General Liability coverage with a limit of liability of $2,000,000 for each occurrence and $2,000,000 in the aggregate for Bodily Injury and Property Damage Coverage. This coverage will include:

          (1)  Premises/Operations (in or about the construction site);

          (2) Products/Completed Operations with a minimum of a two year extension of coverage following Final Completion of the Project;

          (3)   Explosion, Collapse, and Underground Hazards coverage;

          (4)   Broad Form Blanket Contractual Liability;

          (5)   Personal Injury coverage;

          (6)   Advertising Liability coverage;

          (7)   Medical Payments coverage;

          (8)   Host Liquor Liability coverage;

          (9)   Fire Legal Liability coverage;

          (10) Broad Form Property Damage coverage, including Completed Operations;

          (11)  Intentionally deleted;

          (12)  Intentionally deleted;

          (13)  Intentionally deleted;

          (14)  Additional Persons Insured coverage;

          (15) Extended Bodily Injury coverage with Employee and Contractual Exclusions voided;

          (16)  Severability of Interest coverage; and

          (17)  Cross Liability coverage.

     D. Comprehensive Automobile Liability Insurance covering the use of all owned, non-owned and hired vehicles with Bodily Injury in an amount not less than $1,000,000 for each person in any one occurrence, and $1,000,000 for injuries sustained by two or more persons in any one occurrence and Property Damage limits of not less than $500,000 for each occurrence.

     E. Excess Liability Coverage, specifically identifying the policies described in B, C and D above, in excess of the Employer's Liability and Comprehensive General Liability and Comprehensive Automobile Liability Insurance coverage with a limit of not less than $20,000,000 for each occurrence and in the aggregate for Bodily Injury and Property Damage claims.

     F.   Intentionally deleted.

     G. The Design/Builder shall, at its cost, expense, and a cost of the work purchase and maintain professional liability insurance, covering the Design/Builder and its employees and design and engineering service subcontractors against all claims which the Design/Builder, its employees and design and engineering service subcontractors may become obligated to pay by reason of liability enforced upon them by law, the Agreement (Part 1 and Part 2) or otherwise as a result of the performance of professional services for the Owner under this Agreement, including but not limited to, design, architectural and engineering services. Such coverage shall be in an amount not less than $10,000,000, and such coverage shall remain in force for not less then five (5) years from the date of Substantial Completion of the Project.

     H. The Additional insured under the Comprehensive General Liability Policy, the Comprehensive Automobile Liability Policy, Workmen's Compensation and Employer's Liability Policy shall be the Owner, its lender, and all of the officers, directors, engineers, agents, shareholders and representatives of the foregoing.

     I. If any insurance to be provided herein is subject to an aggregate limit. Design/Builder and its Subcontractors shall cause each such policy to provide that such limit will apply separately to the Work, other than product/completed operations-aggregate limits.

     J.   Intentionally deleted.

     K. In addition to the other requirements set forth herein, to the extent the Contract Insurance Requirements of Owner's lender, and by this reference are greater than other insurance requirements herein, the requirements of Owner's lender shall prevail, provided such greater requirements are generally attainable in the market place and the Contract Sum is increased to cover any additional cost.

25.  Paragraph 7.3.9 is amended by deleting same in its entirety.

26.  Article 7 is amended by adding the following Paragraph 7.4:

     "7.4 Performance Bonds and Labor and Material Payment Bonds.

     7.4.1 At the option of the Owner, Design/Builder shall furnish bonds covering its faithful performance and payment obligations under this Part 2 Agreement. The Cost of such bonds shall be a Cost of the work. Such bonds shall be in an amount equal to 100% of the Contract Sum, and shall be with a surety acceptable to Owner. Such bonds shall name Owner and Owner's lender as obligees and such entities as Owner may designate as additional obligees thereunder such bonds shall include a provision stating that no modification of any provision of any Contract Documents, including a change in the Contract Time, Contract Sum or condition of payment, will release the surety in part or in whole. At the option of the Owner, Design/Builder shall require any subcontractor to furnish bonds covering their faithful performance and payment obligations under their respective subcontracts, naming Owner and its lender as obligees and including the same provisions required for Design/Builder's bonds. The costs of such bonds shall be a Cost of the Work and shall result in an increase in the GMP.

27.  Paragraph 8.1.1 is amended by adding the following:

     "No action, conduct omission, prior failure as course of dealing by the Owner shall act to waive, modify, change or alter the requirements that change orders must be in writing signed by the Owner and Design/Builder and that such written change order's are the exclusive method of effecting any change to the Contract Sum or Contract Time."

28. Paragraph 8.1.2 is amended by deleting "may be issued by the Design/Builder alone" in lines five and six and substituting, "shall be based upon agreement between the Design/Builder and Owner."

29.  Not used.

30. Paragraph 8.4.1 is amended by adding to the last sentence: ", which minor changes shall be subject to the Owner's reasonable objection."

31. Paragraph 8.5.1 is amended by deleting same in its entirety and substituting in lieu thereof the following:

     "Notwithstanding anything to the contrary contained herein, the Design/Builder represents that it has inspected in detail the Project Parcel and has become familiar with all the physical and local conditions, affecting the Project Parcel. Any information provided by the Owner to the Design/Builder, relating to existing conditions on, under, or to the Project and/or Project Parcel including but not limited to information pertaining to subsurface exploration and conditions, borings, test pits, tunnels and other conditions affecting the Project Parcel (collectively, "Assumed Existing Conditions"), is provided only for the convenience of the Design/Builder. The Owner assumes no responsibility whatsoever with respect to the sufficiency or accuracy of such information and there is no guarantee either express or implied that the conditions indicated or otherwise found by the Design/Builder as a result of any examination or exploration, are representative of those existing throughout the Project Parcel, or that unanticipated developments may not occur. The Owner shall be responsible and shall be obligated to provide any additional compensation to the Design/Builder for any increase in cost or decrease in anticipated profits resulting from such existing conditions turning out to be different than the Assumed Existing Conditions.

32. Paragraph 8.6.1 is amended by deleting "the submission of the Design/Builder's Proposal" and substituting in lieu thereof, the following:
     "The Design/Builder giving its Guaranteed Maximum Price."

33. Article 10 is amended by deleting same in its entirety and substituting, in lieu thereof, the following:

     "10.1 All claims, disputes and other matters in question between the Design/Builder and the Owner arising out of, or relating to this Agreement, the Project, the Work, the Contract Documents or the breach thereof may together or separately as the Owner and Deign/Builder see fit be decided by arbitration in accordance with the Construction

     Industry Arbitration Rules of the American Arbitration Association then obtaining as modified hereby.

          Any arbitration arising out of or relating to this Agreement, the Project, the Work, the Contract Documents, or the breach thereof may include by consolidation, joinder or in any other manner, any other entities or persons whom the Owner believes to be substantially involved in a common question of fact or law. In the event that more than one claim, dispute, or other matter in question, shall be in existence at the same time, the Owner and Design/Builder may decide which of such claims, disputes or other matters in question shall be arbitrated and which shall not be arbitrated. Such decision shall be final and unappealable, and no arbitration shall be authorized to consider, decide, or make any award on any claim or matter which Owner and Design/Builder have determined shall not be arbitrated.

          In the event that the Owner or Design/Builder wishes to request arbitration of any claim, dispute or other matter in question, they shall file a notice of demand for arbitration in writing with the other party specifically describing the claims, disputes and other matters in question which the Owner or Design/Builder wishes to submit to arbitration.

          The Owner and Design/Builder shall have the right, but not the obligation, by so electing in their arbitration demand, to invoke the following method of selection of arbitrators in lieu of that otherwise provided by the American Arbitration Association Rules. If the Owner or Design/Builder so elects in its notice of demand for arbitration, the Owner or Design/Builder may appoint one party-appointed arbitrator in its notice of demand for arbitration. If the Owner or Design/Builder does so, the other party may, within ten (10) days, appoint a second party-appointed arbitrator. These two party-appointed arbitrators shall, within thirty (30) days, or such further time as may be agreed upon between the Owner and the Design/Builder, appoint a third party-appointed arbitrator. If the party-appointed arbitrators fail to appoint a third arbitrator, the third arbitrator shall be appointed in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association.

          The Owner and Design/Builder may elect to have the discovery rights and procedures provided by the Federal Rules of Civil Procedure to be available and enforceable within the arbitration proceeding.

          Any request or demand for arbitration hereunder shall be made before the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

          This agreement to arbitrate shall be specifically enforceable by the Owner and Design/Builder under the prevailing arbitration law. Any award rendered by arbitrators shall be final and enforceable by any party to the arbitration, and judgment may be rendered upon it in accordance with applicable law in any court having jurisdiction thereof.

          The Design/Builder and Owner mutually agree to arbitrate under the terms and conditions outlined above in this paragraph.

          Unless otherwise agreed in writing, and notwithstanding any other rights or obligations of either of the parties under any Contract Documents or agreements, Design/Builder shall carry on with the performance of its services and duties hereunder during the pendency of any claim, dispute, other matter in question or arbitration or other proceeding to resolve any claim, dispute or other matter in question, and the Owner shall continue to make payments in accordance with the Contract Documents, but the Owner shall be under no obligation to make payments on or against such claims, disputes, or other matters in question, during the pendency of any arbitration or other proceeding to resolve such claims, disputes or other matters in question."

34. Paragraph 11.2.1 is amended by deleting same in its entirety and substituting, in lieu thereof, the following:

     11.2.1 Design/Builder, prior to the award for a particular portion of the Work, shall furnish to Owner in writing the names of the persons or entities (including those who are to furnish materials or equipment fabricated to a special design) proposed for such portion of the Work, together with sufficient documentation, upon Owner's request, for Owner to review the qualifications, capabilities and financial capacity of each such proposed Subcontractor. Design/Builder shall not allow any such proposed person or entity to whom Owner has made reasonable objection to be subcontracted any portion of the Work, provided that such objection shall be made, if at all, in writing, within five days after Design/Builder submits names and supporting documentation to Owner. If Owner has timely made reasonable objection to any such proposed person or entity, Design/Builder may submit a substitute to whom Owner has no reasonable objection. Design/Builder shall make no substitution for any Subcontractor, person or entity previously selected if Owner makes reasonable objection to such substitution. Design/Builder shall not be required to contract with anyone against whom Design/Builder has a reasonable objection."

35. Article 11 is amended by adding the following Paragraphs 11.2.2, 11.2.3, 11.2.4, 11.2.5, 11.2.6, and 11.2.7:

     11.2.2 The Owner agrees that the following Trades do not require a pre-bid process as stated in 11.2.1 and Design/Builder has the authority to enter into Subcontract agreements with the following:


          . Westside Mechanical:             HVAC/Piping
          . Cecchin Plumbing:                Plumbing/Site Utilities

          . Continental Electric:         Electrical/Controls
          . Aetna Engineering:            Structural Steel Fabrication/Erection

     11.2.3 By appropriate agreement, Design/Builder shall require each Subcontractor, to the extent of the Work to be performed by such Subcontractor, to be bound to Design/Builder or by the terms of the Contract Documents, and to assume toward Design/Builder all of the obligations and responsibilities which Design/Builder, by these Contract Documents, assumes toward Owner, and Owner's Lender. Design/Builder shall require each Subcontractor to enter into similar agreements with its subcontractor, prior to the execution of the proposed Subcontract therewith, copies of the Contract Documents to which the Subcontractor will be bound by this Article. Design/Builder shall require each Subcontractor to make copies of the Contract Documents available to all Subcontractors.

     11.2.4 Design/Builder is free to divide the Work according to its discretion, so long as such divisions are made so as to avoid labor disputes. In the event of a conflict related to trade jurisdiction, Design/Builder shall take immediate action as necessary to prevent, if possible, and otherwise to mitigate any work delay arising therefrom.

     11.2.5 Design/Builder shall coordinate the efforts of its Subcontractors so that no part of the Work is duplicated or omitted, and shall require its Subcontractors to proceed with the Work in accordance with the Construction Schedule and in such order as Owner, through Design/Builder, may direct. Design/Builder agrees that it is as fully responsible to Owner for the acts and omissions of its Subcontractors and of persons either directly or indirectly employed by the, as Design/Builder is for the acts and omissions of persons directly employed by Design/Builder.

     11.2.6 Nothing contained herein shall create any contractual obligation between any Subcontractor and Owner; provided, however, that each Subcontract shall provide that Owner, at Owner's option, shall have the right to cause the Subcontractor to perform for the benefit of Owner the remainder of the work covered by such Subcontract in the event that the Contract is terminated, so long as Owner shall have paid to Design/Builder all amounts then due such Subcontractor as and thereafter Owner continues to pay the amounts due such Subcontractor as they come due.

     11.2.7 Design/Builder shall require each Subcontractor to carry insurance required pursuant to Paragraph 7.1-4.

36. Article 11 is amended by adding the following paragraphs 11.3.4, 11.3.5, 11.3.6, 11.3.7, and 11.3.8:

     "11.3.4 If any part of the work to be performed by other contractors and subcontractors depends for proper execution upon Design/Builder Work, then such separate contractor or subcontractor shall, prior to preceding with such work, promptly report to Design/Builder any apparent discrepancies or defect in Contractor's Work that render it unsuitable for such proper execution and results. Failure of such other contractor to report same shall constitute an acceptance of Design/Builder's Work as fit and proper to receive such separate contractor or subcontractor's work, except as to latent defects in Design/Builder's Work.

     11.3.5 Owner and Design/Builder each will provide for the coordination of the work of its own forces and of each separate contractor with the Work of Design/Builder, who shall cooperate therewith as provided in Article 11. All Work shall be coordinated through Owner and Design/Builder prior to proceeding. In particular, no cutting or fitting, layout, etc., shall be done without the prior approval of Owner and Design/Builder.

     11.3.6 If any part of Design/Builder Work depends for proper execution or results upon the work of Owner or any separate contractor, Design/Builder shall, prior to proceeding with the Work, promptly report to Owner any apparent discrepancies or defects in such other work that render it unsuitable for such proper execution and results. Failure of Design/Builder to report same after the same becomes apparent shall constitute an acceptance of such separate contractor's work as fit and proper to receive Design/Builder's Work, except as to latent defects in such Work or with respect to any preceding portion of the Work for which Design/Builder receives a Change Order with respect to correcting such defect, Contractor shall correct the same.

     113.7 Should Design/Builder wrongfully cause damage to the Work or property of Owner or any separate contractor or subcontractor, or to other work on the Site, including, without limitation, damage caused by defective or ill-timed work, Design/Builder shall promptly remedy such damage and promptly attempt to resolve any dispute arising therefrom.

     11.3.8 Any costs caused by defective or ill-timed work which is brought to the attention of Owner pursuant to this Article or which results from latent defects shall be borne by the party responsible thereof, without reimbursement; provided however, in the event that (a) such damage was not caused by Design/Builder's gross negligence or (b) such damage was caused by a Subcontractor's work and Design/Builder is unable, after using good faith efforts, to have such Work corrected by such Subcontractor on a timely basis, after taking into account the Completion Schedule, Design/Builder shall be able to charge such costs incurred to correct such defective work as a Cost of the Work. In the event that the Contractor later obtains a backcharge from the appropriate Subcontractor for such defective work, Design/Builder shall credit the Cost of the Work."

37. Paragraph 11.5 is amended by deleting paragraphs 11.5.1 and 11.5.2 in their entirety and substituting, in lieu thereof, the following paragraphs 11.5.1, 11.5.2, 11.5.3, 11.5.4, 11.5.5, 11.5.6, 11.5.7, 11.5.8, 11.5.9,
     11.5.10, 11.5.11 and 11.5.12:

     "11.5.1 To the extent permitted by law, Design/Builder shall indemnify, defend, save and hold Owner, all its employees, officers, directors and stockholders and such other persons and entities as Owner may from time to time designate (all of the foregoing being herein collectively called "Indemnitees") harmless from and against all loss and expense (including reasonable attorney's fees and other costs and expenses) by reason of the liability imposed by law upon the Indemnitees, or any of them, for damages because of bodily injury, occupational sickness or disease, including death resulting therefrom, sustained by any employees of Design/Builder while at the Site where Work under this Agreement is being conducted or elsewhere, while engaged in the performance of Work under the Agreement, or sustained by any person or persons other than employees of Design/Builder relating to the Work (including such injuries as result from any act or omission of Design/Builder which are alleged to be actionable against Indemnitees or any of them), whether attributable to a breach of statutory duty or administrative regulation or otherwise, and such injuries for which liability is imputed to the Indemnitees, or any of them, or claims for property damage because of injury to or destruction of tangible property (other than the Work itself to the extent the damage or injury thereto results from a loss covered by Owner's policy of builder's risk insurance, including loss of use resulting therefrom), directly or indirectly arising or alleged to arise out of the performance of or the failure to perform the Work or the failure to protect or the Project Parcel, or the condition of the Work, the Project Parcel, adjoining land or driveways, or streets or alleys used in connection with the performance of the Work. The obligations of Design/Builder under this Paragraph 11.5.1 shall extend to the liability of Design/Builder and its employees and design subcontractors arising out of (1) the preparation or approval of maps, Drawings, opinions, reports, surveys, Change Orders, designs or Specifications, or (2) the giving of or failure to give directions or instructions by Design/Builder, Design/Builder's agents or employees provided such giving or failure to give is a cause of the injury or damage.

     11.5.2 Without limiting the generality of the foregoing, such defense and indemnity set forth in Paragraph 11.5.1 includes, subject only to the limitations contained in Paragraph 11.5.1, all liabilities, damages, losses, claims, demands and actions on account of bodily injury, death or property loss to an Indemnitee or to any other persons or entities, whether based upon, or claimed to be based upon, statutory (including the generality of the foregoing, workmen's compensation), contractual, tort or other liability of any Indemnitee. In addition, such defense and indemnity shall include all liabilities, damages, losses, claims, demands and actions on account of bodily injury, death or property loss to an Indemnitee or to any other persons or entities, whether based upon, or claimed to be based upon, statutory (including the generality of the foregoing, Workmen's Compensation), contractual, tort or other liability of any Indemnitee. In addition, such defense and indemnity shall include all liabilities, damages, losses, claims, demands and actions for defamation, false arrest, malicious prosecution or any other infringement or similar rights.

     11.5.3 The obligation set forth in this Paragraph 11.5 shall, but not by way of limitation, specifically include all claims directly or indirectly alleged to arise under any scaffolding, Structural Work Safe Place Law, or any law with respect to the protection of adjacent landowners.

     11.5.4 The obligations set forth in this Paragraph 11.5 shall not include any claims arising solely from the negligence of the party asking to be defended, indemnified or saved harmless.

     11.5.5 Design/Builder shall be notified of any claims against the Indemnitees of which Owner has notice, and Owner shall give Design/Builder such reasonable information and assistance as may be requested by Design/Builder to perform the obligations set forth in this Paragraph 11.5; provided, however, that (1) failure to notify Contractor of any claim shall not relieve Design/Builder of any obligations contained in this Paragraph
     11.5 (except to the extent that such failure would relieve Design/Builder's insurers from the duty to insure and defend Design/Builder or allow Contractor to mitigate damages); and (ii) the obligation of Owner to give information and assistance shall be at Design/Builder's expense and shall not obligate Owner to incur any expense or liability.

     11.5.6 The foregoing indemnification remedy shall not deprive Owner, or Owner's Lender of any other indemnity action, right or remedy otherwise available to the, or either of the, under Contract Documents, at common law or otherwise.

     11.5.7 Neither the provisions of, nor any limitations upon the indemnity provided for in this Paragraph 11.5 shall be construed to (i) indemnify any Indemnitee from the consequences of its own separate negligent acts or omissions, (ii) eliminate or reduce any other indemnification, right or remedy which Owner, or Owner's Lender has under Contract Documents or otherwise, or (iii) deprive any Indemnitee, as an additional insured or otherwise, of the benefits of any insurance required to be carried by Design/Builder under the Contract Documents.

     11.5.8 Design/Builder expressly understands and agrees that any performance or labor any material bond or insurance protection required by any provision of the Contract Documents, or otherwise provided by Design/Builder, shall in no way limit the responsibility to indemnify, save and hold harmless and defend each of the Indemnities as herein provided.

     11.5.9 Design/Builder shall cause the foregoing indemnification agreement by Design/Builder to be included in each subcontract between Contractor and a Subcontractor and shall be in favor of each of the Indemnities and Design/Builder, and at Owner's request, Design/Builder shall provide evidence satisfactory to Owner that it has fulfilled its obligation under this Paragraph.

     11.5.10 If any claim indemnified hereunder has not been settled or discharged when the Work is completed, Final Payment of the Contract Sum shall not be due, unless and until Design/Builder provides one of the following: a (i) bond in favor of Owner issued by a bonding company satisfactory to Owner, (11) other security acceptable in an amount equal to 150% of the amount of any such claim. including interest on such claim as estimated by Owner, (iii) evidence that the insurer has acknowledged coverage of such issue and has undertaken defense of the same, or (iv) other security acceptable to Owner, which bond or other security shall be in form and substance reasonably satisfactory to Owner and shall be subject to such increase reasonably satisfactory to Owner and shall be subject to such increase as Owner may from time to time require as interest accrues on such claim.

     11.5.11 In any and all claims against any Indemnitee or any of its agents or employees by any employee of Design/Builder, anyone directly or indirectly employed by him or anyone for whose acts he may be liable, the indemnification obligation under this Paragraph 11.5 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Design/Builder under workers' compensation acts, disability benefit acts or other employee benefit acts.

     11.5.12 The obligation of Contractor under this Paragraph 11.5 shall extend to the liability of Design/Builder and its design subcontractors, contractors and their employees, for claims, indemnities, liabilities, damages, losses, demand and actions arising out of the rendering of, or the failure to render, any professional services, including (a) the preparation of approval of maps, Plans, drawings, opinions, reports, surveys, Change Orders, designs or Specifications, or (b) supervisory, inspection, architectural or engineering services."

38. Paragraph 11.6 is amended by deleting Paragraph 11.6.1 and substituting, in lieu thereof, the following Paragraphs 11.6.1, 11.6.2 and 11.6.3:

     11.6.1 Owner and Design/Builder each binds itself, its successors, permitted assigns and legal representatives to the other party hereto and to the successors, assigns and legal representatives of such other party with respect to all covenants, agreements and obligations contained in the Contract Documents. Design/Builder shall not assign its rights or responsibilities in whole or in part under the Contract Documents without the prior written consent of Owner and Owner's Lender, which consent may be granted or withheld in Owner's and Owner's Lender's sole discretion, and any attempt at such an assignment shall be null and void. Further, Design/Builder shall, except with respect to Contractor's general business line of credit or general business bank financing, not assign any monies due or to become due to Contractor hereunder, without the previous written consent of Owner.

     11.6.2 If this Agreement is assigned by Owner to Owner's Lender, and if Owner's Lender (a) exercises its rights under such assignment and (b) cures any default in payment by Owner existing on the date of the exercise by Owner's Lender of its right under such assignment, then Design/Builder agrees to perform its covenants and obligations under this Contract and to release and discharge Owner from any liability whatsoever arising from this Agreement which occurs after the date of the exercise by Owner's Lender of its rights under such assignment; provided, however, Owner shall not be released from liability with respect to obligations accruing before the date of exercise by Owner's Lender and (ii) liability for payments becoming due after the date of such exercise to the extent Owner's Lender agrees in writing such payments. In no event shall the foregoing be deemed to deprive Design/Builder of its right and remedies at law and in equity, including but not limited to its statutory mechanic's lien rights and the rights to seek a monetary judgment against the Project Parcel and the Project.

     11.6.3 Unless otherwise consented to in advance by Design/Builder, Owner shall not transfer or assign its interest in the Project Parcel (other than to Owner's Lender) unless such transferee or assignee agrees to be liable to Contractor to the same extent as Owner is as set forth in the Contract Documents.

39. Paragraph 11.7.1 is amended by deleting "the Architect or" in lines one and two, "other" in line two, "another architect or other" in line four, and "the Architect or other" in lines seven and eight.

40. Paragraph 12.1 is amended by deleting Paragraphs 12.1.1 and 12.1.2 and substituting, in lieu thereof, the following Paragraphs 12.1.1 and 12.1.2:

     "12.1.1 Part 2 of this Agreement may be terminated by the Owner upon ten
     (10) days written notice at the Owner's election. In the event of termination at the Owner's election and not due to the fault of the Design/Builder, the Design/Builder shall be compensated for services performed to termination date, including a proportionate amount of profit, together with reimbursable expenses then due.

     12.1.2 If the Design/Builder defaults or persistently fails or neglects to carry out the Work in accordance with the Contract Documents or fails to perform the provisions of Part 2, of this Agreement, the Owner may give written notice that the Owner intends to terminate Part 2, of this Agreement. If the Design/Builder falls to correct, or commence the correction and diligently pursue its completion, the defaults within seven
     (7) business days after being given notice, the Owner may without prejudice to any other remedy make good such deficiencies and may deduct the cost thereof from the payment due the Design/Builder or at the Owner's option, may terminate the employment of the Design/Builder and take possession of the Project Parcel and of all materials, equipment, tools and construction equipment and machinery thereon owned by the Design/Builder as well as all drawings, plans, and specifications and finish the Work by whatever means the Owner may deem expedient. If the unpaid balance of the Contract Sum exceeds the expense of finishing the Work, the excess shall be paid to the Design/Builder, but if the expense exceeds the unpaid balance, the Design/Builder shall pay the difference to the Owner."

41. Paragraph 12.2.1 is amended by deleting same in its entirety and substituting, in lieu thereof, the following:

     "If the Owner fails to make payment when due, the Design/Builder may give written notice of the Design/Builder's intention to terminate Part 2 of this Agreement. If the Design/Builder fails to receive payment within fourteen days after receipt of such notice by the Owner, the Design/Builder may give a second written notice and, fourteen days after receipt of such second written notice by the Owner, may terminate Part 2 of this Agreement and recover from the Owner payment for the cost of the Work to the date of termination plus the Design/Builder's fee relating to such work."

42. Paragraph 13.1 is amended by deleting same in its entirety and substituting, in lieu thereof, the following:

     "13.1.1 For the Design/Builder's performance of the Work in this Part 2 Agreement, including but not limited to the services described in Paragraph 3.2, the Owner shall pay the Design/Builder in current funds the Contract Sum as follows:

          A Subject, except as hereinafter provided, to additions and deductions by Change Order as provided in the Contract Documents, the Contract Sum consisting of (1) the Cost of the Work, as hereinafter defined, plus (2) a Design/Builder's Fee of five percent (5%) of the Cost of the Work, plus the sum of items (1) and (2) multiplied by 0.0075 for the cost of liability insurance, provided, however, that the Contract Sum shall not exceed the guaranteed maximum price ("GMP") of Fifteen Million Three Hundred Forty Four Thousand Four Hundred Thirty Nine and XX/100 Dollars ($15,344,439.00) in accordance with Exhibit C. Any savings between the Contract Sum and the GMP shall belong to the Owner.

          B. The GMP has been established by the Design/Builder and includes the various categories set forth in the Schedule of Values attached hereto as Exhibit "C". The Schedule of Values includes the various categories of Construction Work as well as design and engineering costs, a fee of 5% and a Contingency of 2% and the cost of liability insurance of 0.75%. Certain of the categories in the GMP are Allowances.

     13.1.2 The words "Cost", "Cost of the Work", "Cost of Work" or "Cost of such Work", as used herein, shall mean the costs incurred by Design/Builder or in the performance of the design, engineering and construction portions of the Work for: all items of labor, including project office personnel, including time spent by such persons while in shops or on the road expediting such Work, home office personnel as provided in Paragraph 13.1.5(d), and including such welfare and other benefits (such as benefits required by law or collective bargaining agreements and for personnel not covered by such collective bargaining agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions) as may be payable with respect thereto; all materials, supplies and equipment incorporated or to be incorporated in such Work, including costs of transportation and storage thereof; Work performed by Subcontractors including the costs of bonds provided by such Subcontractor; contributions, assessments or taxes for such items as unemployment compensation and social security, insofar as such costs are based on wages, salaries or other remuneration paid to employees of Design/Builder; sales, use or similar taxes related to the Work, and for which Design/Builder is liable, imposed by any governmental authority; premiums for all payment and performance bonds and insurance which Design/Builder is required by the Contract Documents to purchase and maintain, including cost (at the agreed rate of $0.75 per one hundred dollars of the sum of the "Cost of the Work" plus the Design/Builder's fee) of all liability insurance provided for in the Contract Documents (which includes the cost of umbrella liability insurance coverages reasonably allocable to such Work); amounts payable to architects and engineers pursuant to separate agreements with Design/Builder; maintenance of equipment (including gasoline, oil and repairs, but excluding normal wear and tear) and mileage allowances paid to Design/Builder's personnel in connection with the use of their vehicles for local travel in the prosecution of such Work; rental on scaffolding, hoists, trucks and any other equipment items which are normally required for a project of the type and size to be constructed pursuant to the Contract Documents, which equipment is now owned by Design/Builder or is obtained on a rental basis as provided herein; an amount equal to 10% of all such Work performed by Design/Builder with its own forces for trade work (not general conditions), which work shall not be performed without the prior written approval of the Owner, including labor, materials and equipment; the cost of any other items specifically and expressly provided for in the Contract Documents as being a Cost of the Work; the general condition items in the lump sum of $560,000 as identified in Exhibit "D" attached hereto, except as revised pursuant to Change Orders approved pursuant to the Contract Documents; reimbursables; subject to the prior approval of Design/Builder both as to cost and subcontractor, the cost of any consultants regarding the Design/Builder's obligations, and any other miscellaneous project costs and general condition items which are approved by Owner, exclusive of the items listed below which are to be absorbed by Design/Builder or in Design/Builder's fee; legal costs, excluding any legal costs related to negotiating this Agreement, required in connection with the performance of its obligations under this Part 2 Agreement; provided, however, that (i) no salaries for the construction portion of the Work are to be included as a part of the Cost of Work, except those for personnel who are required for the direct execution, supervision and management of the Work at the Site; and (ii) Cost shall not include the items described in Paragraph 13.1.5.

     13.1.3 Cost includes maintenance of all materials, supplies, equipment, temporary facilities and hand tools not owned by the workers which are consumed in the performance of the Work. These costs must be submitted in an itemized fashion and specifically identified and justified by Design/Builder.

     13.1.4 Rental charges shall include all necessary machinery and equipment, exclusive of small tools, used at the site of such Work, such rental charges to be in addition to any proper charges for installation, minor repairs and replacements, dismantling, removal, transportation and delivery thereof, at rental charges consistent with those prevailing in the area. These costs must submitted in an itemized fashion on a monthly basis and specifically identified by the project manager. Equipment that is to be used on the Work that is owned and furnished by Design/Builder, for which Design/Builder expects to be reimbursed rentals for the use of, will be charged for at a rate equal to 80% of the standard book rate as reflected in the Rental Rate Blue Book for Construction, latest edition. These equipment charges shall be available for verification by Owner or its authorized designated agent on Design/builder's monthly contractor equipment charge sheet. Design/Builder shall give Owner 30 days' prior written notice of any items which Design,/Builder intends to rent, and such items shall be purchased upon Owner's direction and at Owner's discretion and upon such purchase shall be the property of Owner.

     13.1.5 The words "Cost", "Cost of the Work", "Cost of Work" or "Cost of such Work" shall not include the cost of the following items which shall be paid by Design/Builder and not reimbursed by Owner:

          (a) costs incurred by Design/Builder, but not Subcontractors, in correction of defective or non-conforming Work caused by the gross negligence of Design/Builder;

          (b) undepreciated value of all equipment transferable at Owner's option as usable items at the completion of the Work;

          (c) the costs of bonds over mechanics' or materialmen liens of any Subcontractor, except to the extent the liens of subcontractors are filed due to the unexcused failure of Owner to make payments under the Contract Documents;

          (d) all administrative home office expenses, other than the field office expenses; provided, however, that to the extent that the personnel costs of the schedulers, estimators and others are included in the Schedule of General Conditions attached hereto or would have been included had such persons been located at the Project Parcel and Design/Builder demonstrates to Owner that having such persons work in Design/Builder's home office enhances job efficiency, then the personnel costs of such schedulers, estimators and others shall be included;

          (e) salaries and other compensation of home office personnel in whatever capacity employed, including salaries and other compensation of Design/Builder's officers, partners, principals, executives, general managers, estimators, auditors, accountants, purchasing and contracting agents and other employees at Design/Builder's home office;

          (f) interest on capital employed either in plant or expenditures on such Work;

          (g) Cost in excess of the maximum cost established for general conditions listed in Exhibit D;

          (h) bonuses paid to Design/Builder's personnel and any other administrative costs;

          (i)  costs in excess of the GMP;

          (j)  Intentionally deleted.

     13.1.6 All cash discounts received by Design/Builder shall accrue to Owner in total, and all quantity and trade discounts, rebates and refunds and all returns from sale of surplus material shall be applied as a reduction of cost of materials, services and other items purchased by Design/Builder for performance of such Work. The foregoing shall not apply to discounts for items for which Design/Builder has advanced payment from Design/Builder's own funds.

     13.1.7 Design/Builder shall check all materials and labor utilized during the course of such Work and shall keep full and detailed records and accounts thereof in keeping with good business management practices, and the system utilized shall be such as is reasonably satisfactory to Owner's auditor and Owner's Lender and their auditors. timekeepers and clerks shall at all reasonable times be afforded access to such Work and to all Design/Builder's books, records, correspondence, instructions, drawings, receipts, vouchers. memoranda, etc., relating to such Work and Design/Builder shall preserve all such records for a period of three (3) years after the final payment hereunder. At the Owner's expense such records shall then be delivered to Owner. The foregoing shall not deprive Owner's Lender of access to the Work in accordance with the Contract Documents.

     13.1.8 Design/Builder will keep complete and detailed books and records which will accurately reflect Costs. Such books and records and all supporting data shall at all reasonable times and upon reasonable notice during the course of construction be open for audit, inspection and copying by Owner and its authorized representatives. These books, records and data shall be retained and available for audit, inspection and copying for a period of five years after such Work has been completed. At the Owner's expense, Design/Builder shall deliver the originals or a copy of all of such books and records to Owner at the time of the expiration of such five-year period or at such earlier date in the event that Design/Builder desires to dispose of such books and records prior to the expiration of such five-year period.

43. Paragraph 14 is amended by deleting same in its entirety and substituting, in lieu thereof, the following:

     "14.1.l The construction services of the Design/Builder shall be deemed to have commenced on or prior to the date of this Part 2 Agreement and Substantial Completion of the Project shall be achieved by October 16, 2000, subject to revision as provided in the Contract Documents ("Delivery Date"). The Owner and the Design/Builder acknowledge that if Substantial Completion of the Project does not occur on or before the Delivery Date, the Owner will incur substantial damages, and, therefore, Owner and Design/Builder agree that if the Substantial Completion of the Project does not occur on or before the fourteenth (14th ) day following the Delivery Date, Design/Builder shall pay the Owner, which payment shall be Owner's sole remedy with respect to Design/Builder's failure to achieve Substantial Completion by the Delivery Date until Substantial Completion as follows:

          (a) for the first thirty (30) days, Two Thousand Five Hundred Dollars ($2,500) per day;

          (b) for the next thirty (30) days, Five Thousand Dollars ($5,000) per day;

          (c)  thereafter, Ten Thousand Dollars ($10,000) per day.

          (d) In no event shall the liquidated damages assessed exceed the Design/Builder's fee for the Project.

     14.1.2 If Owner desires to accelerate performance of any part of the Work, Owner may request such acceleration, in which event Design/Builder shall advise Owner to what extent if any, in the judgment of Design/Builder, overtime Work will be required to accomplish such acceleration and the estimated extra actual out-of-pocket cost resulting from the use of such overtime. If upon receipt of such estimate from Design/Builder, Owner still desires to accelerate performance of such part of the Work, Owner shall issue a Change Order for such Work. Design/Builder shall perform on such accelerated basis, and Owner shall pay the actual extra cost resulting from the use of overtime.

     14.1.3 If Design/Builder is delayed at any time in the progress of the Work by (i) any act or neglect of Owner, (ii) any separate design/builder employed by Owner, (iii) changes in the Work ordered by Owner, (iv) fire or other unavoidable casualties, (v) labor disputes (subject to the provisions herein), (vi) unusual delay in transportation, (vii) uncustomary adverse weather conditions not reasonably anticipated, (viii) any causes beyond the reasonable control of Design/Builder, or (ix) delay authorized by Owner, then the Contract Time shall be extended by Change Order for such reasonable time as the Owner may determine and solely with respect to delays pursuant to (i), (ii), (iii) and (ix), the Design/Builder may also make claims to adjust the Contract Price to reflect its reasonable costs, as determined by the Owner, incurred as a result of any such delay. In no event shall any such extension of Contract Time exceed the actual period of time lost by reason of the causes aforesaid. In all events, Design/Builder shall use Design/Builder's best efforts to eliminate the cause of any delay or minimize any delay.

     14.1.4 Any claim for extension of time shall be made in writing to Owner not more than seven days after the commencement of the delay; otherwise it shall be waived. In the case of a continuing delay, only one claim is necessary. The presentation of any such claim shall not establish the validity of the claim. With such claim Design/Builder shall provide an estimate of the probable effect of such delay on the progress of the Work, and Design/Builder shall immediately take all steps reasonably necessary to lessen the adverse impact of such delay.

44.  The following provisions shall be inserted in the Agreement:

     "15.1.1 If for any reason labor employed by Design/Builder (or any other person or entity engaged by Design/Builder in connection with the Work or for whose work Design/Builder is responsible) takes any action with the intent of impeding or stopping the progress of the Work, or individually or in concert with others, unlawfully strikes, slows down or otherwise engages or participates in any other withholding of or interference with services (including honoring pickets or picket lines, improperly performing work required to be performed under the Contract Documents or making claims resulting in work jurisdiction disputes), and all or any of such actions impede or stop the progress of the Work (any such action herein referred to as "Improper Practice"), Owner shall have the right to require that Design/Builder and/or any such other person or entity take all reasonable action to bring about a return to normal operations and the cost thereof shall be a Cost of the Work.

     15.1.2 In addition, if the Improper Practice is subject to grievance and/or arbitration procedure under an applicable labor agreement between Design/Builder or such other person or entity and a union, Design/Builder shall be required, at Design Builder's expense as a Cost of the Work, to (and Contractor shall require all such other persons or entities to) take all action, including legal action, as may be required, to have the dispute resolved by such grievance or arbitration procedure, including obtaining, prompt injunctive relief under state or federal law. Notwithstanding such procedures, Design/Builder shall not be relieved of its obligation to maintain the progress of the Work according to the Construction Schedule if the Improper Practice results from a jurisdictional dispute among laborers or trades employed by Design/Builder with respect to the prosecution of the Work. Design/Builder shall be entitled to (i) an extension of the Contract Time and (ii) if Design/Builder is not in default of its obligations under Paragraph 15.1.1 above, reimbursement from Owner for Design/Builder's direct out-of-pocket expenses associated therewith, expressly excluding, however, any profit or fee associated therewith (but there shall be no adjustment of the Contract Sum) with respect to Improper Practice resulting from other types of labor disputes. Design/Builder agrees to use its best efforts to minimize such delays in the progress of the Work.

15.1.3 In the event that Design/Builder or other such person or entity fails, in the reasonable opinion of Owner, to take prompt remedial action as provided above, Owner shall have the right after 72 hours' notice to Design/Builder to
(a) take such action in the name of Design/Builder and/or other person or entity as may be reasonably necessary to obtain an end to the Improper Practice, including legal action, and (b) back-charge all costs and expenses connected therewith to Design/Builder, including legal, accounting, administrative and, other direct, indirect, general and special expenses all of which shall be deemed Cost of the Work.

15.1.4 Without limitation of the foregoing in the event that the Improper Practice is found by an arbitration, a grievance committee or a court of proper jurisdiction, to have been caused primarily by Design/Builder or a Subcontractor and Design/Builder shall fail to fully comply or shall fail to cause said Subcontractor to fully comply with the order of such arbitrator, grievance committee or court with respect thereto, Contractor shall be deemed to have committed an event of default under this Contract.

15.1.5 Notwithstanding the foregoing provisions of Paragraph 15, no labor action shall be deemed an Improper Practice if it is a strike of workers within a particular trade throughout the standard metropolitan statistical area in which the Project Parcel is located, and in such event for such trades on the critical path for completion, Design/Builder shall be entitled to claim an extension of the Contract Time to the extent of the delay caused by such strike.

16.1.1 If the Contract Documents or any Government Requirements require any portion of the Work to be inspected, tested or approved, Design/Builder shall give Owner timely notice (not less than 48 hours' prior notice) of its readiness so Owner may observe such inspection, testing or approval. Design/Builder will retain the services of a testing laboratory(ies) or service organization reasonably satisfactory to Owner for purposes of such inspections, tests or approvals.

16.1.2 If Owner determines that any Work requires special inspection, testing or approval which Paragraph 16.1.1 does not include, Owner will instruct Design/Builder to arrange for such special inspection, testing or approval, and Design/Builder shall give notice of its readiness therefor as provided in Paragraph 16.1.1. Any testing laboratory or service organization retained by Design Builder for such purposes must be reasonably satisfactory to Owner. If such inspection or testing reveals a failure of the Work to comply with the requirements of the Contract Documents, Contractor shall bear all costs hereof, and shall correct same in accordance with the Contract Documents; otherwise Owner shall bear such costs, and an appropriate Change Order shall be issued to adjust the Contract Sum.

16.1.3 Required certificate of inspection, testing or approval shall be secured by Design/Builder and promptly delivered by Design/Builder to Owner.

16.1.4 Design/Builder shall not be relieved of Design/Builder's obligations to perform or cause performance of the Work in accordance with the Contract Documents by reason of any errors or omissions contained in any tests performed by or for Owner, notwithstanding that such tests and the results thereof may have been delivered to Design/Builder and that Design/Builder may have relied upon the correction of such tests. The fact that Owner may have provided to Design/Builder any such tests or the results thereof, shall not relieve Design/Builder of the obligation to provide all testing necessary to assure Design/Builder that the Work performed by Design/Builder is in compliance in all respects with the requirements of the Contract Documents.

16.1.5 Design/Builder shall coordinate the activities of all entities conducting tests or inspections by or for Owner and shall cooperate fully with such entities so as to facilitate such tests and inspections.

16.1.6 Separate testing required by or performed by Owner consistent with normal practice in constructing projects similar to the Project shall not entitle Design/Builder to any adjustment in the Contract Sum or extension of the Contract Time.

17.1.1 Attached hereto as Exhibit C, which may be amended from time to time, is a schedule of values allocated to the various portions of the Work based on the Project Budget included in the Design/Builder Proposal. Additionally, contemporaneously with agreeing upon a GMP for the Work as set forth in the Agreement, Design/Builder shall submit to Owner a schedule of values allocated to the various portions of the Work, including all of the Work, having at least the same level of detail as contained on Exhibit C, and otherwise prepared in such form to substantiate its accuracy as Owner may reasonably require. Owner shall have final approval over the schedule of values. The applicable schedule of values, unless reasonably objected to by Owner, shall be (i) used only as a basis for Design/Builder's applications for payment, and (ii) updated and revised from time to time at Owner's or Design/Builder's request.

17.1.2 Unless otherwise agreed in writing by the Owner, in connection with each progress payment, Design/Builder shall submit to Owner no later than the 25th day of each month an itemized application for payment, on A.I.A. Form G-702 (with 703 extension), notarized, supported by such documents and data substantiating Design/Builder's right to payment as Owner may reasonably require (it being agreed by

Contractor that in no event shall Owner be deemed to have been unreasonable if Owner requires items which are required by Owner's Lender), and reflecting retainage as provided elsewhere in the Contract Documents. All other deliveries required by the Contract Documents to be made with each application for payment shall also be timely delivered. Notwithstanding anything to the contrary contained in the Contract Documents, Owner may require, as a condition of the approving and/or making a progress payment, that Design/Builder furnish (a) with respect to the current application for payment, an affidavit listing every Subcontractor in connection with the Work and the amounts due or to become due to such Subcontractors for Work done and materials furnished through the date of said application for payment; (b) with respect to the current application for payment, a certified payroll for such month; and (c) with respect to the payment made for the preceding month, evidence satisfactory to Owner (including paid invoices for which payment has been made, releases, Design/Builder's affidavits averring to full payment of all labor and materials covered in said application for payment, and partial lien waivers from all Subcontractors) that all payrolls, bills for materials and equipment delivered to the Project Parcel, and other indebtedness related to the Work and giving rise to all previous applications for payments up to, but not including, the current one have been paid in full or otherwise satisfied; (d) a lien waiver from Design/Builder covering all Work performed through the date of said previous application for payment; (e) a sworn acknowledgment of payments and credits to which Owner is entitled by Design/Builder; (f) bills of sale as provided below; and (g) Design/Builder's statement of percentage of completion, provided, however, that notwithstanding any provisions of the Contract Documents, which may appear to be contrary, Owner shall in no event be obligated to pay to Design/Builder an amount which exceeds the Cost of the Work incurred by Design/Builder to the date of the Contract application for payment plus a proportionate part of Design/Builder fees less amounts paid to date and less retainage as provided elsewhere in the Contract Documents. If requested by Owner, applications for payments shall be submitted directly to Owner's Lender. In addition, Design/Builder agrees to provide any additional information or documents that is reasonably requested by any escrow agent with respect to any escrow agreement relating to the Work that Contractor is either a party to or has consented to the terms thereof. The Owner shall retain from any payments due Design/Builder hereunder, except amounts due for design and engineering, (x) an amount equal to ten per cent (10%) of the cost of labor and material eligible for payment with respect to each Subcontractor until each portion of the Work covered by each subcontract in place plus stored materials related thereto is 50%, and (y) an amount equal to ten per cent (10%) of the Design/Builder's Fee until 50% of the total amount of the Design/Builder Fee is eligible for payment, after which time no further retainage shall be withheld. All retainage shall be released with the Final Payment.

17.1.3 Each application for payment shall be accompanied by (i) a supplement to the schedule of values submitted pursuant to Paragraph 17.1.1 indicating any changes to the amounts allocated to the various portions of the Work, (ii) a statement by Design/Builder setting forth in detail any deviations from the Contract Schedule, (iii) if requested by Owner, a log showing on a cumulative basis through not less than fifteen days prior to the application for payment, all submissions of Shop Drawings, Samples and Product Data, and (iv) photographs, as directed by Owner, dated and noted as to orientation.

17.1.4 The following minimum documentation shall be submitted by Design/Builder to Owner with each application for payment and sworn statement on the forms set forth above or as required by Owner and Owner's Lender:

        (a) Design/Builder's application for payment and original notarized sworn statement.

        (b) Design/Builder's original conditional waiver of lien contingent upon receipt of payment for the amount requested in the current application.

        (c) Design/Builder's original unconditional waiver of lien for the amount requested in the previous application for payment (for each application after the first) and paid by Owner.

        (d) Documentation, pursuant to the provisions of the Contract Documents relating to stored materials and equipment for which Design/Builder is seeking payment.

        (e) At the time of final payment, Design/Builder shall provide Owner with a final unconditional waiver of lien for the final amount paid.

        (f) All waivers of lien, conditional and unconditional, partial or final, and all sworn statements must be signed by a representative of the Design/Builder duly authorized by Design/Builder to execute such legal documents and to legally bind the Design/Builder as set forth therein. Evidence of such authorization of Design/Builder's representative shall be provided by Design/Builder to Owner as set forth in subparagraph (k) below.

        (g)  Subcontractors - Partial/Progress/Monthly Payments.
             --------------------------------------------------

             For each primary tier Subcontractor with a subcontract in excess of $10,000, Design/Builder shall obtain and provide to Owner:

             (1) An original waiver of lien except that such waiver shall be provided to cover amounts requested in the Design/Builder's application for payment immediately preceding the current application for payment.

             (2) Current original, notarized affidavits listing all subcontractors and otherwise stating the source of labor and materials provided for the Work.

        (h)  Subcontractors - Final Payment.
               ------------------------------

             For each Subcontractor of any tier with a subcontract in excess of $10,000, Design/Builder shall obtain and provide to Owner:

             (1) An original final unconditional waiver of lien for the full subcontract amount.

18.1.1 Upon receipt of written notice that the Work is ready for final inspection and acceptance and upon receipt of a final application for payment, Owner will promptly make such inspection and, when Owner finds the Work fully performed and acceptable under the Contract Documents, Design/Builder shall be entitled to final payment upon the conditions in Paragraph 18.1.2 having been satisfied.

18.1.2 Neither the final payment nor the retained percentage shall become due until Design/Builder submits to Owner (1) an affidavit that all payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which Owner or Owner's property might in any way be responsible, have been paid, will be paid out of such payment or shall otherwise be satisfied, (2) consent of surety, if any, to final payment, (3) data establishing payment or satisfaction of all such obligations, such as receipts, releases and waivers of liens arising out of this Agreement and all Subcontracts, to the extent and in such form as may be designated by Owner and Owner's Lender, (4) an assignment to Owner of all claims which Design/Builder has or may have against all Subcontractors, and (5) all documents relating to the final payment as required by the Contract Documents. In the event that any data required by Owner and Owner's Lender pursuant to (3) above are not or cannot be furnished, then there shall be furnished to Owner and Owner's Lender a bond or other security reasonably satisfactory to Owner and Owner's Lender to indemnify Owner and Owner's Lender against any liens. In lieu of providing a bond or other security, Design/Builder may cause the title insurer which most recently insured title to the Project Parcel to issue or endorse its policy of title insurance without exception for such lien, which insurance shall include insurance against loss or damage by reason of the unwillingness of any person to purchase the Project Parcel or to lend money secured by all or any portion of the Project Parcel due to the existence or possibility of any such lien. If any such lien remains unsatisfied after all payments are made, Design/Builder shall refund to Owner all monies that Owner may be compelled to pay in discharging such lien, including all costs and reasonable attorney's fees. In addition, the following additional conditions, or any thereof as may be required by Owner, shall have been fulfilled prior to final payment:

(a) Design/Builder shall have made, or caused to have been made, all corrections in its Work which are required to remedy any defects therein or obtain compliance with the applicable Plans and Specifications, to obtain a certificate of occupancy (except that if the correction in the Work in order to obtain a certificate of occupancy is due to noncompliance of the Plans and Specifications with Government Requirements and such noncompliance could not reasonably be expected to be discovered upon that review which is necessary for proper performance of the Work by a fully competent first-class contractor, such correction in the Work shall not be a condition to Design/Builder's right to final payment) or to fulfill any of the orders or directions of Owner required under the Contract Documents including any Punch List. Design/Builder shall, if required by Owner, deliver a certificate to Owner certifying that the Work has been completed in accordance with the Contract Documents, including any properly authorized changes thereto, and certifying any other matters Owner's Lender may require. Notwithstanding the foregoing, Owner will not withhold final payment on account of minor defects and incomplete items which do not prevent use and occupancy of the property for its intended purposes; instead there shall be withheld from final payment such amounts as Owner deems just, representing 200% of the cost to complete the defective or incomplete items, such retained amounts to be disbursed to Design/Builder upon completion of such defective or incomplete items.

(b) Contractor shall organize and have delivered to Owner, together with appropriate assignments, if any, all written guarantees, warranties, applications for payment and bonds required by the Contract Documents for Design/Builder's Work and all operation and maintenance instructions for equipment and apparatus and all permits, licenses, approvals, certificates and authorizations required by any Government Requirements, for which Design/Builder is responsible under the Contract Documents.

(c) Design/Builder shall have delivered to Owner reproducible final drawings with notations and corrections showing Design/Builder's Work "as built" as well as Design/Builder's record drawings.

(d) Owner shall have completed an audit of Design/Builder's books and records related to the Work; provided, however, that if Owner shall not have completed an audit of Design/Builder's books and records within 30 days of the date when all other conditions to the final payment have been made, then Owner shall be deemed to have waived its right under this Paragraph to require a completed audit as a condition to making the final payment (which waiver shall not affect Owner's ability to subsequently complete an audit of Design/Builder's books and records relating to the Work).

18.13 The making of final payment shall constitute a waiver of all claims by Owner except those arising from:

(a)    unsettled liens;

(b)    defects or deficiencies in the Work;

(c) latent failures of the Work to comply with the requirements of the Contract Documents;

(d)    terms of any warranties required by the Contract Documents;

(e)    claims involving Subcontractors or third parties; or

(f) claims relating to Owner's audit of Contractor's books and records related to the Work.

18.1.4 The acceptance of final payment by Design/Builder shall constitute a waiver of all claims by Design/Builder except those previously made in writing and identified by Design/Builder as unsettled at the time of the final application for payment.

19.1.1  Not used.

20.1.1 The Owner's Project Director (who shall be a person or entity designated by Owner pursuant to a written notice to Design/Builder) shall have full authority to settle all disputes on behalf of the Owner, to decide all questions, and to examine and approve or reject all materials and workmanship; provided, however, that such authority may only be exercised in a writing signed by Owner's Project Director.

20.1.2 Owner's Project Director and on-site project representative will not be responsible for and will not have control or charge of construction means, methods, techniques, sequences or procedures, or for safety precaution programs in connection with the Work and shall not be responsible for Design/Builder's failure to carry out the Work in accordance with the Contract Documents. Neither Owner's Project Director or on-site project representative shall be responsible for or have control over acts or omissions of Contractor or any Subcontractor.

21.1. 'The Guaranteed Maximum Price ("GMP"), established pursuant to Paragraph 13.1.1A, is the total of the following:

        (a) The Design/Builder estimate of the cost of the Work, including lump sum General Conditions of $560,000 and certain Allowances.

         (b)   A contingency equal to 2% of the Cost of the Work.

         (c) Design/Builder's Fee, for construction services, design and engineering services equal to 5.00% of the sum of (a) and (b) above.

         (d) General Liability Insurance at a cost not to exceed 0.75 per one hundred dollars of the sum of (a), (b) and (c) above.

22.1.1 Allowances means the amounts stated in the determination of the GMP as representing the estimated cost of any portion of the Work, other than the Design/Builder's general conditions, for which a subcontract has not been executed. Whenever such subcontract is executed and the amount thereof is greater or lesser than the Allowance, the GMP shall be adjusted by Change Order to reflect such difference.

23.1.1 Nothing in the Contract Documents shall be construed as imposing upon Design/Builder any obligation to discover, remove, remediate or abate any environmental hazards or conditions located in, on or about any part of the Project Parcel, except for any such conditions caused by hazardous materials brought upon the Project Parcel by Design/Builder or anyone acting by, through or under Design/Builder. Except as provided above, Owner and Design/Builder expressly negate any responsibility or liability of Design/Builder with respect to hazardous materials. Hazardous materials, including but not limited to, asbestos, PCB's and oil-contaminated soil may be encountered during the performance of the Work. Owner shall make arrangements with a separate contractor for the removal of such hazardous materials. Design/Builder shall, pursuant to a Change Order increasing Contract Sum and extending the Contract Time, coordinate the Work with the work of Owner's separate environmental contractor.

24.1.1 Design/Builder warrants all Work performed and material and equipment furnished against defects and deficiencies (it being agreed by Owner that failure of any part of the Work due solely to misuse by persons other than Design/Builder and Subcontractors shall not be deemed a defect or deficiency in such part) which develop within (i) as to those portions of the Work not covered by the following clause (ii), a period of one year from Substantial Completion of the Work or if such defect is not discovered within one year from Substantial Completion of the Work, a period of one year from the time such defect should have been discovered with the exercise of reasonable diligence and in no event should such warranty extend beyond three years from the date of acceptance of the Work and final payment by Owner; (ii) the period specified in the Contract Documents as to any part of the Work for which a period longer than one year is specified. The foregoing time limitations shall not apply to defects and deficiencies which are latent and not readily ascertainable by ordinary observation. Notwithstanding the foregoing, in the event Design/Builder uses any heating, ventilating or air conditioning facilities installed in the Project prior to Substantial Completion, the warranty with respect to such heating, ventilating or air conditioning facilities shall not commence until Substantial Completion of the Work and Contractor shall fully maintain such equipment during such temporary use and turn the equipment over to Owner in like new condition.

24.1.2 Contractor shall require each Subcontractor to execute and deliver to Owner a warranty of the Work to be performed by such Subcontractor, in form satisfactory to Owner which shall equal or exceed the requirements of Paragraph
24.1.1 above and shall be in such form and contain such context as shall be agreed upon by Owner prior to the execution of such Subcontract for such Work. Such warranty by a Subcontractor shall be enforceable directly by Owner against each such Subcontractor and shall be in addition to any warranty provided by Design/Builder herein.

24.1.3 Design/Builder shall obtain warranties with respect to all equipment and materials and personal property supplied with respect to the Work from the respective suppliers, at least as favorable as those generally supplied with respect to such equipment, materials and personal property by the suppliers thereof, which warranties shall be enforceable directly by Owner against such suppliers and shall be in addition to any warranty provided by Design/Builder herein or by any Subcontractor.

24.1.4 The warranties shall be executed in quadruplicate by the respective Subcontractors not later than the date of payment to be made with Substantial Completion of the applicable subcontract or purchase order. Design/Builder shall obtain such warranties from each Subcontractor and deliver three executed copies of each to Owner. Owner shall have no obligation to make the final payment with respect to the portion of the Work provided by any Subcontractor which has not delivered the warranties required of such Subcontractor.

25.1.1 Included within the Contract Sum are all sales, consumer, use, personal property and other similar taxes applicable to the Work or any portion thereof provided by Design/Builder.

     26.1.1 The Contract Documents consist of this Part 2 Agreement: Conditions of the Contract (General, Supplementary and other conditions) approved in writing by the Owner; Construction Documents consisting of Drawings and Specifications which are the bases for a GMP shall be attached hereto as Exhibit G at such time as the GNIP is agreed to; and Modifications issued after a document is attached. Design/Builder and Owner acknowledge that design and engineering is being done on a fast track basis; accordingly, Construction Documents and Conditions of the Contract for each completed design and engineering package will become part of the Contract Documents at such time each such package is agreed upon by the Owner and Design/Builder. The Design/Builder's Proposal shall not be deemed a Contract Document.

     27.1.1 Design/Builder shall draw upon its experience as a designer/builder of corporate center, research and development facilities to be responsible for integration of all equipment and systems in the building design and construction.

     28.1.1 Written notice shall be deemed to have been duly served if (i) actually received by the individual or member of the firm or entity or to an officer of the corporation for whom it was intended, (ii) delivered in person to Design/Builder's project manager at the Project, or (iii) if mailed, within three calendar days after the date it is sent by either registered or certified mail, or if sent by overnight courier, on the business day after it is delivered to such overnight courier, in each case addressed to Owner or Design/Builder, as the case may be, at the following addresses (or at such other address as Owner or Design/Builder, as the case may be may designate by notice to the other):

If to Owner:

     MediChem Research, Inc.
     12305 South New Avenue
     Lemont, Illinois  60439

     Attention: Edward Flavin, Vice President

With copies to:

     Holleb & Coff
     Suite 4100
     55 E.  Monroe Street
     Chicago, Illinois  60603

     Attention: Robert H. Gerstein

If to Design/Builder:

     Walsh Construction Company
     929 W.  Adams Street
     Chicago, Illinois  60607

     Attention:  Keith Kovach

29.1.1  Not used.

30.0    Shop Drawings, Product Data and Samples

30.1.1 Shop Drawings are drawings, diagrams, schedules and other data specially prepared for the Work by the Design/Builder or a Subcontractor, Sub-subcontractor, manufacturer, supplier or distributor to illustrate some portion of the Work.

30.1.2 Product Data are illustrations, standard schedules, performance charts, instructions, brochures, diagrams and other information furnished by Design/Builder to Illustrate materials or equipment for some portion of the Work.

30.1.3 Samples are physical examples which illustrate materials, equipment or workmanship and establish standards by which the Work will be judged.

30.1.4 Shop Drawings, Product Data. Samples and similar submittals are not Contract Documents. The purpose of their submittal is to demonstrate for those portions of the Work for which submittals are required the way the Design/Builder proposes to conform to the information given and the design concept expressed in the Contract Documents.

30.1.5 The Design/Builder shall review and approve the Shop Drawings, Product Data, Samples and similar submittals required by the Contract Documents with reasonable promptness and in such sequence as to cause no delay in the Work or in the activities of the Owner or of separate contractors. Submittals made by the Design/Builder which are not required by the Contract Documents may be returned without action.

30.1.6 The Design/Builder shall perform no portion of the Work requiring submittal and review of Shop Drawings, Product Data. Samples or similar submittals until the respective submittal has been approved by the Design/Builder. Such Work shall be in accordance with approved submittals.

30.1.7 By approving and submitting Shop Drawings, Product Data, Samples and similar submittals, the Design/Builder represents that the Design/Builder has determined and verified materials, field measurements and field construction criteria related thereto, or will do so, and has checked and coordinated the information contained within such submittals with the requirements of the Work and of the Contract Documents.

30.1.8 The Design/Builder shall be responsible for deviations from requirements of the Contract Documents, Shop Drawings, Product Data, Samples or similar submittals.

30.1.9 When professional certification of performance criteria of materials, systems or equipment is required by the Contract Documents. the Design/Builder shall be entitled to rely upon the accuracy and completeness of such calculations and certifications.

31.0 The Owner, under separate contracts, intends to purchase equipment and provide for the installation of such equipment by contractors other than the Design/Builder. The Design/Builder acknowledges that included in its Basic Services under this Part 2 Agreement is coordination with such manufacturers and contractors to the extent that the information is made available to the Design/Builder to the end that the Design/Builder designs the Project to meet any requirements, specification or performance standards required by such manufacturers and that the Basic Services pursuant to Part 2 of this Agreement will include construction necessary to allow incorporation of such equipment into the Project and allow same to be operational.